UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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STEPAN COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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STEPAN COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 25, 2017

at 9:00 a.m. (CDT)

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Stepan Company (the “Company”) will be held at the Company’s Administrative and Research Center at Edens Expressway and Winnetka Road, Northfield, Illinois, on Tuesday, April 25, 2017, at 9:00 a.m. (CDT), for the following purposes:

1.	To elect two Directors to the Board of Directors each for a three-year term;
2.	To consider, on an advisory basis, a resolution on the compensation of the Company’s named executive officers (the “Say-on-Pay” vote);
3.	To consider, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers (the “Frequency” vote);
4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017; and
5.	To transact such other business as may properly come before the meeting.

The Board of Directors has designated the close of business on February 24, 2017, as the record date for determining the holders of the Company’s Common Stock entitled to notice of and to vote at the meeting.

The Board of Directors extends a cordial invitation to all stockholders to attend the Annual Meeting. Whether or not you plan to attend the meeting, please mark, sign and mail the enclosed proxy card in the return envelope provided as promptly as possible.

As a reminder, your broker may not vote your shares for non-routine matters such as the election of directors, the Say-on-Pay vote or the Frequency vote without your specific instructions as to how to vote. Therefore, we urge you to provide your broker with voting instructions by returning your proxy card so your vote for all proposals can be counted.

Directions to the Annual Meeting of Stockholders are available at http://www.stepan.com, under “Investor Relations—Annual Meeting” for those stockholders who plan to attend the Annual Meeting.

By order of the Board of Directors,

JENNIFER ANSBRO HALE
Secretary

Northfield, Illinois
March 24, 2017

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on April 25, 2017

The Company’s Proxy Statement, 2016 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2016 are available at http://www.edocumentview.com/SCL.

March 24, 2017

PROXY STATEMENT

For the Annual Meeting of Stockholders of

STEPAN COMPANY

Edens Expressway and Winnetka Road
Northfield, Illinois 60093

To be held at 9:00 a.m. (CDT) on April 25, 2017

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors, and the Company will bear the entire expense of solicitation. Such solicitation is being made by mail, and the Company’s officers and employees may solicit proxies from stockholders personally or by telephone, mail or other means. The Company will make arrangements with the brokers, custodians, nominees and other fiduciaries who request the forwarding of solicitation material to the beneficial owners of shares of the Company’s stock held of record by such brokers, custodians, nominees and other fiduciaries, and the Company will reimburse them for their reasonable out-of-pocket expenses. This proxy statement and proxy are first being distributed to stockholders commencing on or about March 24, 2017.

At the close of business on February 24, 2017, the record date for the meeting, there were 22,441,022 shares of the Company’s Common Stock (“Common Stock”) outstanding, each share of which is entitled to one vote on each matter to be voted on at the meeting.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nominees for the Board of Directors. You may vote EVERY ONE YEAR,” “EVERY TWO YEARS” OR “EVERY THREE YEARS,” or may “ABSTAIN” on the Frequency vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals. If you vote to “ABSTAIN” with respect to a nominee for the Board of Directors or a proposal, your abstention will have the same effect as a vote against that nominee or proposal.

For any other business that may properly come before the meeting, votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of the individuals acting under the proxy. The Board of Directors is not currently aware of any other business that may come before the meeting.

If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purposes of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting. You may revoke your proxy at any time prior to the meeting.

If you hold your shares in street name and do not provide voting instructions to your broker, custodian, nominee or other fiduciary, your shares with respect to such matters will not be voted on any non-routine matters and will be considered “broker non-votes.”  Non-routine matters include the election of directors, the Say-on-Pay vote and the Frequency vote.  Your broker may vote your shares without instruction on the ratification of the appointment of the Company’s independent registered public accounting firm.  Broker non-votes will be counted as present at the meeting for the purpose of determining a quorum.  Please instruct your broker or bank so your vote can be counted on all proposals.

The required quorum at the Annual Meeting is a majority of the outstanding shares of the Company’s voting stock as of the record date. In order to ensure the necessary quorum at the Annual Meeting, please mark, sign and return the enclosed proxy promptly in the envelope provided. You may also vote via the internet by visiting http://www.investorvote.com/SCL or by phone by calling (800) 652-8683.  Internet and phone voting will be available 24 hours a day, seven days a week until 11:59 p.m. on April 24, 2017. If voting via the internet or by phone, please have your proxy card available and follow the instructions to vote. Even if you vote prior to the meeting, you are invited to attend the meeting.

In the future, in accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company intends to furnish proxy materials, including its proxy statements and annual reports, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials. Instead, the notice will provide instructions on how to access and review the proxy materials on the internet. The notice will also provide instructions on how to submit your proxy via the internet. For stockholders who prefer to receive printed copies of the proxy materials, the notice will provide instructions for requesting printed copies.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

Stockholders and the persons named in the enclosed proxy will vote, pursuant to the authority granted by the stockholder in the enclosed proxy, on the election of Dr. Joaquin Delgado and Mr. F. Quinn Stepan, Jr. as Directors of the Company to hold office until the Annual Meeting of Stockholders to be held in 2020. The Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders in the year in which the term for their class expires. Dr. Delgado and Mr. Stepan, Jr. are current Directors who were previously elected by the stockholders and whose terms expire in 2017. The nominations of Dr. Delgado and Mr. Stepan, Jr. have each been reviewed and recommended by the Nominating and Corporate Governance Committee and the Board of Directors.

In the event either of such nominees is unable to serve as Director, votes will be cast, pursuant to the authority granted in the proxy, for such person or persons as may be designated by the Board of Directors. The Board of Directors at this time is not aware of any nominee who is or will be unable to serve as Director, if elected.

Under the Company’s Amended and Restated By-laws, in an uncontested election Directors are elected by a majority of the votes cast by stockholders.  An uncontested election of Directors means an election for which the number of nominees does not exceed the number of Directors to be elected at the specific election.  Because two directors are to be elected, and Dr. Joaquin Delgado and Mr. F. Quinn Stepan, Jr. are the sole nominees, this election is uncontested, and therefore the nominees must receive a majority of votes cast by stockholders to be elected.

Nominees for Director

The following table sets forth certain information about the nominees for Director:

Name of Nominee	Principal Occupation, Business Experience and Other Directorships During the Past Five Years, and Age	Year of First Selection as Director

Joaquin Delgado	Executive Vice President, Consumer Business Group of 3M Company, a global diversified technology company, since 2016. Executive Vice President, Health Care Business Group of 3M Company, from 2012 to 2016. Executive Vice President, Electro and Communications Business of 3M Company, from 2009 to 2012. Age – 57	2011
F. Quinn Stepan, Jr.	Chairman of the Company since January 2017. President and Chief Executive Officer of the Company since January 2006. President and Chief Operating Officer of the Company from February 1999 to December 2005. Age – 56	1999

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the election of Dr. Joaquin Delgado and Mr. F. Quinn Stepan, Jr. to the Board of Directors each for a three-year term.

Directors Whose Terms Continue

The following table sets forth certain information about those Directors who are not up for election as their respective terms of office do not expire this year:

Name of Director	Principal Occupation, Business Experience and Other Directorships During the Past Five Years, and Age	Year of First Selection as Director	Term Expires

Michael R. Boyce	Chairman of PQ Corporation, a global specialty chemical and catalyst company, since 2005. Chief Executive Officer of PQ Corporation from 2005 to May 2015. Chairman and Chief Executive Officer of Peak Investments, an operating and acquisition company, since 1998. Director of PQ Corporation and AAR Corp. Age – 69	2010	2019
Randall S. Dearth	Chairman, President and Chief Executive Officer of Calgon Carbon Corporation, a global manufacturer of activated carbon and innovative treatment systems, since May 2014. President and Chief Executive Officer of Calgon Carbon Corporation from 2012 to May 2014. President and Chief Executive Officer of LANXESS Corporation, a global chemicals manufacturer, from 2004 to 2012. Director of Calgon Carbon Corporation. Age – 53	2012	2018
Gregory E. Lawton	Consultant. President and Chief Executive Officer of JohnsonDiversey, Inc., a manufacturer of cleaning products, from October 2000 to February 2006. Director of General Cable Corporation. Age – 66	2006	2018
Jan Stern Reed	Senior Vice President, General Counsel and Corporate Secretary of Walgreens Boots Alliance, Inc., a global pharmacy-led, health and wellbeing enterprise, from February 2015 to February 2016. Senior Vice President, General Counsel and Secretary of Walgreen Co. from October 2014 to February 2015. Corporate Vice President and Deputy General Counsel of Walgreen Co. from February 2013 to October 2014. Executive Vice President of Human Resources, General Counsel and Secretary of Solo Cup Company from December 2004 to September 2012. Director of AngioDynamics, Inc. Age – 57	2015	2018
F. Quinn Stepan	Chairman of the Company from November 1984 to December 2016. Chief Executive Officer of the Company from November 1984 to December 2005. Age – 79	1967	2019
Edward J. Wehmer	President, Chief Executive Officer and founder of Wintrust Financial Corporation, a financial services company, since May 1998. Director of Wintrust Financial Corporation. Age – 62	2003	2019

Family Relationships

F. Quinn Stepan, Jr. is the son of F. Quinn Stepan.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

As of March 8, 2017, the following persons were the only persons known to the Company to beneficially own more than five percent of the Company’s Common Stock, other than members of the Company’s Board of Directors or management:

Name and Address	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock (1)

BlackRock, Inc. (2)	2,365,848	10.5%
The Vanguard Group, Inc. (3)	2,012,248	9.0%

(1)	Based on 22,455,466 shares of Common Stock outstanding as of March 8, 2017.
(2)

As reported in a Schedule 13G/A filed with the SEC on January 17, 2017, by BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, New York, 10055. In the Schedule 13G/A, BlackRock reported that, as of December 31, 2016, it had sole voting power as to 2,320,284 shares of Common Stock and sole dispositive power as to 2,365,848 shares of Common Stock.

(3)

As reported in a Schedule 13G/A filed with the SEC on February 10, 2017, by The Vanguard Group, Inc. (“Vanguard”), 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355. In the Schedule 13G/A, Vanguard reported that, as of December 31, 2016, it had sole voting power as to 24,693 shares of Common Stock, shared voting power as to 3,100 shares of Common Stock, sole dispositive power as to 1,985,484 shares of Common Stock, and shared dispositive power as to 26,764 shares of Common Stock.

Security Ownership of the Board of Directors and Management

The following table sets forth, as of the close of business on March 8, 2017, the security ownership of each Executive Officer listed in the Summary Compensation Table in this proxy statement, each Director and nominee for Director, and all Directors and Executive Officers as a group:

Name	Number of Shares of Common Stock Beneficially Owned (1)		Percentage of Outstanding Shares of Common Stock (1)

Scott D. Beamer	20,121	(2)	*
Scott R. Behrens	27,516	(3)	*
Michael R. Boyce.	11,702	(4)	*
Randall S. Dearth	7,973	(5)	*
Joaquin Delgado	7,610		*
Gregory E. Lawton	23,827	(6)	*
Scott C. Mason	30,391	(7)	*
Jan Stern Reed	2,290		*
F. Quinn Stepan	1,400,170	(8)	6.2%
F. Quinn Stepan, Jr.	830,036	(9)	3.7%
Edward J. Wehmer	22,972	(10)	*
All Directors and Executive Officers	2,947,214	(11)	13.1%

*	Less than one percent of outstanding shares of Common Stock.
(1)

Based on 22,455,466 shares of Common Stock outstanding as of March 8, 2017. Number of shares of Common Stock for each Director, nominee for Director, and Executive Officer (and all Directors and Executive Officers as a group) includes (a) shares of Common Stock owned by the spouse of each Director, nominee for Director, or Executive Officer, and shares of Common Stock held by each Director, nominee for Director, or Executive Officer, or such person’s spouse as trustee or custodian for the benefit of children and family members if such trustee or custodian has voting or investment power, (b) shares of Common Stock that may be acquired within 60 days through the exercise of stock options or stock appreciation rights (“SARs”) granted pursuant to the Company’s incentive compensation plans, and (c) shares of Common Stock pledged as security by such Director, nominee for Director, or Executive Officer, or such person’s family members. The address for each Director, nominee for Director, and Executive Officer is c/o Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

(2)

Includes (a) 423 shares of Common Stock allocated to Mr. Beamer under the Company’s Employee Stock Ownership Plan II (“ESOP II”), (b) 7,271 shares of Common Stock that Mr. Beamer has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (c) 3,997 shares of Common Stock that Mr. Beamer has the right to acquire through the exercise of SARs granted pursuant to the Company’s incentive compensation plans.

(3)

Includes (a) 3,326 shares of Common Stock allocated to Mr. Behrens under ESOP II, (b) 8,378 shares of Common Stock that Mr. Behrens has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, (c) 2,768 shares of Common Stock that Mr. Behrens has the right to acquire through the exercise of SARs granted pursuant to the Company’s incentive compensation plans, and (d) 8,671 shares of Common Stock credited to Mr. Behrens’ stock account under the Management Incentive Plan (as amended and restated effective January 1, 2015, the “Management Incentive Plan”). Amounts credited to an employee’s stock account will be paid to the employee at the time of separation of service from the Company as the employee has elected under the provisions of the Management Incentive Plan.

(4)

Includes (a) 872 shares of Common Stock that Mr. Boyce has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (b) 720 shares of Common Stock credited to Mr. Boyce’s account pursuant to the Company’s incentive compensation plans.

(5)	Includes 1,207 shares of Common Stock credited to the Mr. Dearth’s account pursuant to the Stepan Company Directors Deferred Compensation Plan Amended and Restated as of January 1, 2012.
(6)	Includes 5,485 shares of Common Stock credited to Mr. Lawton’s account pursuant to the Company’s incentive compensation plans.
(7)

Includes (a) 994 shares of Common Stock allocated to Mr. Mason under ESOP II, (b) 8,339 shares of Common Stock that Mr. Mason has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (c) 3,997 shares of Common Stock that Mr. Mason has the right to acquire through the exercise of SARs granted pursuant to the Company’s incentive compensation plans.

(8)

Includes (a) 286,918 shares of Common Stock pledged as security for one bank loan agreement, (b) 517,520 shares of Common Stock held by Stepan Venture II, a family-owned limited partnership for which Mr. Stepan is the managing member of the sole general partner, and pledged as security for one bank loan agreement, and (c) 425,463 shares of Common Stock credited to Mr. Stepan’s stock account under the Management Incentive Plan.

(9)

Includes (a) 10,843 shares of Common Stock allocated to Mr. Stepan, Jr. under ESOP II, (b) 148,650 shares of Common Stock that Mr. Stepan, Jr. has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, (c) 13,325 shares of Common Stock that Mr. Stepan, Jr. has the right to acquire through the exercise of SARs granted pursuant to the Company’s incentive compensation plans, and (d) 97,773 shares of Common Stock credited to Mr. Stepan, Jr.’s stock account under the Management Incentive Plan.

(10)	Includes 11,172 shares of Common Stock credited to Mr. Wehmer’s account pursuant to the Company’s incentive compensation plans.
(11)

As of March 8, 2017, Company-employed Directors and Executive Officers as a group had (a) 35,427 shares of Common Stock allocated to them under ESOP II, (b) the right to acquire 203,225 shares of Common Stock through the exercise of stock options, (c) the right to acquire 38,079 shares of Common Stock through the exercise of SARs, and (d) 543,105 shares of Common Stock credited to their stock accounts under the Management Incentive Plan. In addition, the amount shown includes 401,210 shares of Common Stock that were held in the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which Scott D. Beamer, Gregory Servatius and F. Quinn Stepan, Jr. are members and executive officers of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans under the terms of a Trust Agreement effective December 1, 2011, with Bank of America, N.A. (“Bank of America”). Bank of America expressly disclaims any beneficial ownership in the securities of this plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016, about the Company’s securities that may be issued under the Company’s existing equity compensation plans, all of which have been approved by the stockholders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,064,673 (1)	$42.88	1,217,210
Equity compensation plans not approved by security holders	—	—	—
Total	1,064,673	$42.88	1,217,210

(1)Includes unvested stock awards as awarded by the Compensation and Development Committee of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder require the Company’s Executive Officers, Directors, and persons who own more than ten percent of the Common Stock, to file reports of beneficial ownership and changes in beneficial ownership of Common Stock with the SEC. Based solely upon a review of such reports filed with the SEC and written representations from certain reporting persons, the Company believes that all such required reports have been timely filed, other than a report due by Mr. F. Quinn Stepan reporting shares acquired under certain Company compensation plans as the result of dividend reinvestment on September 15, 2016, which form was inadvertently filed late due to administrative error.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Approving Related Person Transactions

The Company adopted a written policy entitled “Stepan Company Related Party Transactions Policy and Procedures,” which was initially approved by the Audit Committee of the Board of Directors in February 2007, and has been annually reviewed by the Audit Committee at each subsequent February meeting and last amended in February 2014 (“Related Party Transactions Policy”). This policy applies to transactions (“Related Party Transactions”) involving the Company and a Related Party, which is defined as a person or entity who is a Company executive officer, Director, nominee for election as a Director, beneficial owner of five percent or more of the Company’s stock, or immediate family member of these persons. The Related Party Transactions Policy states that the Company will enter into or ratify Related Party Transactions only when the Board of Directors, acting through the Audit Committee or as otherwise set forth in the Related Party Transactions Policy, approves the Related Party Transaction after determining that it is in, or is not inconsistent with, the best interests of the Company and its stockholders. The Audit Committee will review the material facts of all Related Party Transactions pursuant to the Related Party Transactions Policy, as discussed below, in order to make such determination and to decide whether to approve or disapprove such Related Party Transaction. No Director may participate in any discussion involving the approval of a Related Party Transaction for which he is a Related Party, except that the Director must provide any material information concerning the Related Party Transaction requested by the Audit Committee.

As set forth in the Related Party Transactions Policy, the Audit Committee has reviewed and pre-approved certain types of Related Party Transactions. In addition, the Board of Directors has delegated to the Chairman of the Audit Committee the authority to approve or ratify any Related Party Transaction with a Related Party in which the aggregate amount involved is expected to be less than $120,000. All other Related Party Transactions must be approved by the Audit Committee pursuant to the procedures described in the Related Party Transactions Policy.

Relevant factors considered by the Audit Committee in its evaluation of a Related Party Transaction include the Related Party’s relationship to the Company and the Related Party’s interest in the transaction; the material facts of the proposed Related Party Transaction, including the proposed aggregate value of the transaction; the benefits to the Company of the proposed Related Party Transaction; if applicable, the availability of other sources of comparable products or services; and an assessment of whether the terms of the proposed Related Party Transaction are comparable to the terms available to an unrelated third party or to employees generally, as applicable.

Transactions with Related Persons, Promoters and Certain Control Persons

Mr. Richard Stepan (son of F. Quinn Stepan and brother of F. Quinn Stepan, Jr.) is a current Company employee at the Company’s Northfield, Illinois offices. Mr. Richard Stepan is neither an officer of the Company nor a Director or nominee for Director. As an employee of the Company, Mr. Richard Stepan receives a base salary, short-term and long-term incentive compensation as appropriate for his position, other regular and customary employee benefits generally available to all Company employees, and is eligible for other limited perquisites. With respect to fiscal year 2016, Mr. Richard Stepan was paid a base salary of $176,619 and short-term incentive compensation of $88,440, participated in other regular and customary employee benefit programs generally available to all Company employees and used one Company-owned property for personal use. In addition, pursuant to the Stepan Company 2011 Incentive Compensation Plan, a $55,000 long-term incentive award of stock options, stock appreciation rights and performance shares was granted to Mr. Richard Stepan in February 2017. Pursuant to the Company’s Related Party Transactions Policy, the Audit Committee has reviewed this transaction and has determined that it is in the best interests of the Company and its stockholders to permit the Company to continue to employ Mr. Richard Stepan. Accordingly, the Audit Committee has approved this transaction under the Related Party Transactions Policy pursuant to the procedures described above.

Corporate Governance Principles and Board Matters

Corporate Governance Guidelines and Code of Conduct

The Company is committed to having sound corporate governance principles and has adopted Corporate Governance Guidelines and a Code of Conduct to maintain those principles. The Company’s Code of Conduct applies to all of the Company’s officers, directors and employees, including the Company’s Chairman and Chief Executive Officer and Chief Financial Officer. The Company’s Corporate Governance Guidelines and Code of Conduct are available at http://www.stepan.com, under “Investor Relations—Corporate Governance.” Stockholders may also request free printed copies of the Company’s Corporate Governance Guidelines and Code of Conduct by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

Board Committees

The Board of Directors has three standing committees: the Audit Committee, the Compensation and Development Committee, and the Nominating and Corporate Governance Committee, each composed entirely of independent directors. The charter of each committee is available at http://www.stepan.com, under “Investor Relations—Corporate Governance.” Stockholders may also request a free printed copy of any of the standing committees’ charters by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

•	Audit Committee

The primary functions of the Audit Committee are to (a) assist the Board of Directors in fulfilling its oversight responsibilities to stockholders, the investment community and creditors in relation to (i) the quality and integrity of the Company’s financial statements, (ii) the adequacy of the Company’s internal control over financial reporting, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the registered public accounting firm’s qualifications and independence and (v) the performance of the independent auditors and the Company’s internal audit function and (b) prepare the Audit Committee report included in each proxy statement. The responsibilities of the Audit Committee include annual selection and engagement of the Company’s independent registered public accounting firm, review of the proposed fees and scope of work of the independent registered public accounting firm’s year-end audit, review with the Company’s independent registered public accounting firm of the results of the year-end audits of the Company’s financial statements and internal control over financial reporting, review of the Company’s financial statements with the Company’s independent registered public accounting firm prior to the Company’s filing of each quarterly report on Form 10-Q and annual report on Form 10-K, review of findings reported by the Company’s internal audit department and management’s responses, review of the internal audit program of the Company and review and approval or disapproval of Related Party Transactions pursuant to the Company’s Related Party Transactions Policy.  The Audit Committee held four meetings in 2016.

The members of the Audit Committee in 2016 were Mr. Boyce, Mr. Dearth, Dr. Delgado, Mr. Lawton, Ms. Reed and Mr. Wehmer (Chairman), all of whom are financially literate and are independent directors in accordance with the rules of the New York Stock Exchange and the SEC and as described below under “Director Independence.” The Board of Directors has determined that Mr. Wehmer is qualified as an audit committee financial expert within the meaning of SEC regulations.

•	Compensation and Development Committee

The primary functions of the Compensation and Development Committee are to (a) establish and administer the Company’s policies, programs and procedures for compensating its executive management and (b) provide advice and counsel to the Company regarding executive development and succession planning. The responsibilities of the Compensation and Development Committee include reviewing and setting or recommending the compensation of the Company’s executive officers, recommending and administering cash-based and equity-based incentive compensation plans, reviewing and recommending director compensation, reviewing and recommending the Company’s Compensation Discussion and Analysis included in each proxy statement, and preparing the Compensation and Development Committee Report included in each proxy statement. The Compensation and Development Committee held four meetings in 2016.

The members of the Compensation and Development Committee in 2016 were Mr. Boyce, Mr. Dearth, Dr. Delgado, Mr. Lawton (Chairman), Ms. Reed and Mr. Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.”

•	Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee are to (a) identify individuals qualified to become board members and recommend the Director nominees for election at each annual meeting of stockholders, (b) develop and recommend the Company’s Corporate Governance Guidelines, (c) oversee the evaluation of the Board of Directors and (d) recommend the members for each Board committee. In addition, the responsibilities of the Nominating and Corporate Governance

Committee include making recommendations to the Board on corporate governance matters and the Board’s structure.  The Nominating and Corporate Governance Committee held three meetings in 2016.

The members of the Nominating and Corporate Governance Committee in 2016 were Mr. Boyce (Chairman), Mr. Dearth, Dr. Delgado, Mr. Lawton, Ms. Reed and Mr. Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.”

Board Performance Evaluations

The Nominating and Corporate Governance Committee annually reports an assessment of the Board of Directors’ performance to the Board of Directors. The Chairman of the Nominating and Corporate Governance Committee initially discusses the assessment with the Chairman and Chief Executive Officer, and if desired by any Director, the assessments are also discussed at Executive Sessions of the non-management Directors. This assessment evaluates the Board of Directors’ contribution to the Company in its entirety and reviews areas in which the Board of Directors and/or management believe a stronger contribution could be made. The Nominating and Corporate Governance Committee is also responsible for evaluating the performance of current members of the Board of Directors at the time they are considered for re-nomination to the Board of Directors.

Board Meetings and Attendance

During 2016, there were five regular meetings of the Board of Directors. During 2016, all of the Directors attended greater than 75% of the total number of meetings of the Board of Directors and the meetings of committees of the Board of Directors of which each Director was a member. While all Directors are encouraged to attend, the Company does not have a formal policy requiring attendance at the Company’s Annual Meeting of Stockholders. All Directors attended the 2016 Annual Meeting of Stockholders and are currently expected to attend the 2017 Annual Meeting of Stockholders.

Director Nomination Process

The Corporate Governance Guidelines contain the Board of Directors membership criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on the Board of Directors. Under these criteria, members of the Board of Directors should possess qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In addition to these qualities, Director nominees should also possess recognized achievement, an ability to contribute to some aspect of the Company’s business, and the willingness to make the commitment of time and effort required of a Director. The Nominating and Corporate Governance Committee’s process for identifying and evaluating Director nominees includes recommendations by stockholders, non-management Directors and executive officers, a review and background check of specific candidates, an assessment of the candidate’s independence under the Director independence standards described below, and interviews of Director candidates by the Nominating and Corporate Governance Committee.

It is the policy of the Nominating and Corporate Governance Committee to consider candidates recommended by stockholders for membership on the Board of Directors. The Nominating and Corporate Governance Committee’s evaluation of a nominee recommended by a stockholder would consider the general criteria and required information previously described in this section, and any other factors the Nominating and Corporate Governance Committee deems relevant. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must comply with the requirements set forth in the Company’s By-laws. Among other things, a stockholder must give written notice containing the information required by the Company’s By-laws to the Secretary of the Company at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The deadline to submit a director recommendation for the 2018 Annual Meeting of Stockholders is set forth in the “2018 Stockholder Proposals” section below.

Board Diversity

The Board of Directors does not have a formal policy with respect to diversity. However, in identifying Director nominees, the Nominating and Corporate Governance Committee and the Board of Directors consider a broad definition of diversity, including but not limited to, diversity of professional, technical, operational, international and financial experience, skills and characteristics. The Board has also considered experience related to the Company’s business and industry. If the Nominating and Corporate Governance Committee utilizes an outside search firm to identify Director nominees, it instructs the search firm to consider broadly-defined diversity in identifying potential nominees.

Director Independence

For purposes of determining director independence, the Company uses the New York Stock Exchange director independence standards. No Director qualifies as “independent” unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, a Director is not independent if:

•	The Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;
•

The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(A) The Director is a current partner or employee of a firm that is the Company’s internal auditor or independent registered public accounting firm; (B) the Director has an immediate family member who is a current partner of such a firm; (C) the Director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Under the New York Stock Exchange rules and the Company’s Corporate Governance Guidelines, at least a majority of the Company’s Directors and each member of the Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee must meet the independence standards set forth above. The Board of Directors has determined that each of Mr. Michael R. Boyce, Mr. Randall S. Dearth, Dr. Joaquin Delgado, Mr. Gregory E. Lawton, Ms. Jan Stern Reed and Mr. Edward J. Wehmer is independent under the standards set forth above. In addition, the Board of Directors has determined that each of the members of the Audit Committee, the Compensation and Development Committee and the Nominating and Corporate Governance Committee satisfies the Company’s independence standards, including the additional independence standards and financial literacy requirements required for audit committee members and compensation committee members, as applicable, established by SEC and New York Stock Exchange rules.

In making independence determinations, the Nominating and Corporate Governance Committee, with assistance from the Company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the Company and management. In its review of director independence, the Nominating and Corporate Governance Committee considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the Company or management. The Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, that the six directors named above be considered independent.

Mr. F. Quinn Stepan and Mr. F. Quinn Stepan, Jr. are not deemed independent under the rules of the New York Stock Exchange because Mr. F. Quinn Stepan was employed by the Company as its Chairman until December 2016, and Mr. F. Quinn Stepan, Jr. serves as the Chairman and Chief Executive Officer of the Company.

Board Leadership Structure

The Board of Directors regularly reviews its leadership structure in light of the Company’s then-current needs, trends, internal assessments of Board effectiveness, and other factors. The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board because the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board.

Following F. Quinn Stepan’s December 2016 retirement from his position as Chairman, the Board believes the interests of the Company and its stockholders are best served through a leadership model with a combined Chairman and Chief Executive Officer position and a Lead Independent Director. The current Chairman and Chief Executive Officer, F. Quinn Stepan, Jr., possesses extensive knowledge and understanding of the Company and its operations, strategic planning and industry, developed during his over 30-year career with the Company. The Board believes that F. Quinn Stepan, Jr.’s experience puts him in the best position to provide broad leadership for the Board as it works to deliver value to stockholders.

To aid the Company’s independent oversight of the Board of Directors and management, the Board appointed Edward J. Wehmer as Lead Independent Director in January 2017. The Board believes that the appointment of the Lead Independent Director will enhance the Board’s commitment to maintaining strong corporate governance and will provide effective independent Board leadership. Among other responsibilities, the Lead Independent Director will preside at all Executive Sessions of the independent directors, advise the Chairman and Chief Executive Officer on Board meeting schedules, agendas and materials, serve as principal liaison between the independent directors and the Chairman and Chief Executive Officer and lead the process for the evaluation of the Chief Executive Officer.

In addition, the independent directors regularly meet in Executive Sessions without the Chairman and Chief Executive Officer or management present in accordance with the Company’s Corporate Governance Guidelines.

Director Qualifications

All Directors and nominees for Director possess strong executive leadership experience based on their individual experience from their positions as executives of various corporations. Certain individual qualifications and skills of each Director and nominee for Director that were considered in determining that such individual should serve as a member of the Board of Directors are as follows:

•

Mr. F. Quinn Stepan, Jr.: Mr. Stepan, Jr. has served as Chairman of the Company since January 2017 and as the President and Chief Executive Officer of the Company since 2006. In his over 30-year career with the Company, Mr. Stepan, Jr. has served in a number of positions of increasing responsibility and in a variety of functions within the Company’s operations. Mr. Stepan, Jr.’s day-to-day strategic leadership provides the Board of Directors with extensive knowledge of the Company’s operations.

•

Mr. Michael R. Boyce: Mr. Boyce is the Chairman of PQ Corporation, a global specialty chemical and catalyst company. Mr. Boyce is also the Chairman and Chief Executive Officer of Peak Investments, an operating and acquisition company. Mr. Boyce also serves as a director for AAR Corp. Mr. Boyce provides the Board of Directors with global executive leadership in the chemical industry as well as expertise in strategic business matters.

•

Mr. Randall S. Dearth: Mr. Dearth is the Chairman, President and Chief Executive Officer of Calgon Carbon Corporation, a global manufacturer of activated carbon and innovative treatment systems. Mr. Dearth also serves as a director for Calgon Carbon Corporation. Prior to Calgon Carbon Corporation, Mr. Dearth served as the President and Chief Executive Officer of LANXESS Corporation, a global chemicals manufacturer. Mr. Dearth provides the Board of Directors with global executive leadership in the chemical industry and a global perspective on European leadership, strategy and business conditions.

•

Dr. Joaquin Delgado: Dr. Delgado is the Executive Vice President, Consumer Business Group of 3M Company, a global diversified technology company. Dr. Delgado has also held other executive leadership positions at 3M. Dr. Delgado provides the Board of Directors with expertise in innovation and current global business and operational experience.

•

Mr. Gregory E. Lawton: Mr. Lawton is the former President and Chief Executive Officer of JohnsonDiversey, Inc., a leading global provider of cleaning and hygiene solutions to the institutional and industrial marketplace. Mr. Lawton previously held various leadership roles at other companies and also serves as a director for General Cable Corporation and American Trim. Mr. Lawton provides the Board of Directors with global expertise and executive leadership from the consumer products industry, and extensive experience with employee development.

•

Ms. Jan Stern Reed: Ms. Reed is the former Senior Vice President, General Counsel and Corporate Secretary of Walgreens Boots Alliance, Inc., a global pharmacy-led, health and wellbeing enterprise, as well as the former Senior Vice President, General Counsel and Secretary of Walgreen Co.  Prior to Walgreens, Ms. Reed was the Executive Vice President of Human Resources, General Counsel and Secretary of Solo Cup Company.  Ms. Reed also serves as a director for AngioDynamics, Inc.  Ms. Reed provides the Board of Directors with global executive leadership in legal, corporate governance and strategic business matters as well as extensive experience with acquisitions and employee development.

•

Mr. F. Quinn Stepan: Mr. Stepan served as Chairman of the Company from 1984 to 2016. In his over 50-year career with the Company, Mr. Stepan has held numerous positions, including Chief Executive Officer. In addition, Mr. Stepan is a director of Fermi Research Alliance, LLC, a joint partnership of the University of Chicago and the Universities Research Association. Mr. Stepan’s experience as the Company’s former Chairman and Chief Executive Officer provides the Board of Directors with extensive knowledge of the Company’s history, operations and strategy.

•

Mr. Edward J. Wehmer: Mr. Wehmer is the President and Chief Executive Officer of Wintrust Financial Corporation, a financial services company. Mr. Wehmer is also a Certified Public Accountant and serves as a director for Wintrust Financial Corporation. Mr. Wehmer provides the Board of Directors with expertise in strategic, financial, banking and accounting matters. Mr. Wehmer also has extensive experience with acquisitions.

Risk Management

The Board of Directors takes an active role in overseeing the Company’s financial and non-financial risks. The Audit Committee, which is chaired by Mr. Wehmer, takes a lead role in overseeing Company risks. The Audit Committee receives reports from the Company’s Director of Internal Audit, the Chief Financial Officer, and the General Counsel, all of whom are responsible for various aspects of the Company’s risk management. The Director of Internal Audit reports directly to the Audit Committee. The Audit Committee meets with the Company’s external auditors, separately from management.

The Compensation and Development Committee, which is chaired by Mr. Lawton, takes the lead role in overseeing the management of risks as they relate to the Company’s compensation policies and practices. For 2016, the Compensation and Development Committee reviewed these compensation policies and practices and did not identify any risks that are reasonably likely to have a material adverse effect on the Company.

Executive Sessions

Executive Sessions of independent Directors are held at least two times per year. Executive Sessions are generally held by the independent Directors after every regular Board of Directors meeting and after most Board committee meetings. The Executive Sessions after all regular Board of Directors meetings will be chaired by the Lead Independent Director. Prior to the appointment of the Lead Independent Director, the Executive Sessions after all regular Board of Directors meetings were scheduled and chaired by the Chairman of the Nominating and Corporate Governance Committee. Any independent Director can request that additional Executive Sessions be scheduled. In 2016, four Executive Sessions without management were held by the independent Directors and chaired by Mr. Boyce in his capacity as Chairman of the Nominating and Corporate Governance Committee. In addition, Executive Sessions without management were also held after many Board committee meetings during 2016 and were chaired by the respective chairman of the Board committee.

Communication with the Board

A stockholder may communicate with the Board of Directors by writing c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. Mail addressed to a specific Director or Board committee will be delivered to that Director or Board committee. The Secretary delivers all correspondence without first screening the correspondence.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation and Development Committee in 2016 were Mr. Boyce, Mr. Dearth, Dr. Delgado, Mr. Lawton (Chairman), Ms. Reed and Mr. Wehmer. None of the members of the Compensation and Development Committee during 2016 had at any time been an officer or employee of the Company nor had any member participated in a Related Party Transaction. In 2016, none of the Company’s executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on the Compensation and Development Committee or as one of the Company’s directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary of Executive Compensation in 2016

In 2016, the Company and the Compensation and Development Committee of the Board of Directors (the “Committee”) applied the compensation policies and principles described in this Compensation Discussion and Analysis in determining the compensation for the individuals named in the Summary Compensation Table.  Those individuals are referred to herein as the named executive officers (“NEOs”).  The NEOs for 2016 were:

NEO	Title

F. Quinn Stepan, Jr.	President and Chief Executive Officer
Scott D. Beamer	Vice President and Chief Financial Officer
Scott R. Behrens	Vice President and General Manager – Surfactants
Scott C. Mason	Vice President – Supply Chain
F. Quinn Stepan	Former Chairman

Significant Achievements and Developments in 2016

Record Company Performance

(1)	In 2016, the Company achieved record net income of $86.2 million compared to $76.0 million net income in 2015, and adjusted net income of $98.2 million versus $79.4 million in 2015, a 23.5% increase.[1]
(2)

During 2016, the Company’s employees kept themselves safe by showing significant improvement in the Company’s Global Injury Recordable Rate of 0.52 compared to 1.15 in 2015.  This improvement year-to-year was due to outstanding effort by every one of the Company’s employees along with new safety programs initiated to improve employees’ safety awareness and behavior.

(3)

The Company’s internal and global operating efficiency program, DRIVE, delivered $15 million in cash savings in 2016. The Company also used DRIVE to increase material margins and enhance asset capacity.

Key Developments Impacting Executive Compensation

(1)	The record Company performance in 2016 resulted in the short-term incentive compensation for NEOs exceeding the targeted levels, utilizing the maximum multiplier.
(2)

The Company’s advisory Say-on-Pay vote and the approval of the material terms of the Stepan Company 2011 Incentive Compensation Plan (as amended) (the “2011 Incentive Plan”) were each supported by over 98% of the votes cast at the Company’s 2016 Annual Meeting.

(3)

After considering all components of the total compensation paid to the NEOs in 2016, the Committee determined that the 2016 NEO compensation was competitive, reasonable, and aligned with both Company performance and stockholder interests.

Retirement of F. Quinn Stepan, Chairman

As announced in a press release on October 20, 2016, F. Quinn Stepan, the Chairman of the Company, retired from the position of Chairman effective as of December 31, 2016.  Mr. Stepan continues to serve as a director of the Company. Mr. Stepan had served as Chairman since 1984, and previously served as Chief Executive Officer of the Company from November 1984 to December 2005.  The Board of Directors unanimously appointed F. Quinn Stepan, Jr., then the Company’s Chief Executive Officer and a director, to succeed Mr. Stepan as Chairman, effective upon his retirement.

[1]	Adjusted net income is a financial measure that has not been calculated pursuant to U.S. generally accepted accounting principles (“GAAP”). See Appendix A for a GAAP reconciliation.

Executive Compensation Best Practices the Company Follows

What We Do	What We Don’t Do

✔Pay for Performance—a Majority of our NEOs’ Annual Total Compensation is Variable and at Risk

✔Align Executives’ Total Compensation Mix with Stockholders’ Interests

✔Require Significant Executive Stock Ownership

✔Limit Performance-Based Incentive Awards to a Maximum of 200% of Target

✔Provide Limited Executive Perquisites

✘No Grants of Discounted Stock Options or Stock Appreciation Rights

✘No Repricing or Replacing Outstanding Stock Options or Stock Appreciation Rights Without Stockholders’ Approval

✘No Employment Agreements

✘No Individual Severance or Change-in-Control Agreements

✘No Use of Excise Tax Gross-Ups

✘No Dividend Payments on Unearned Performance Shares

Compensation Philosophy

The basic premise of the Company’s executive compensation philosophy is to pay for performance.  The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for all employees.  Compensation levels commensurate with Company performance align the interests of our employees with the interests of our stockholders.

The Company’s guiding philosophy in setting executive compensation is that the compensation of executive officers should reflect the scope of their job responsibilities and level of individual and corporate performance achieved.  Executive compensation should be competitive internally, as well as externally, with like or comparable positions based on job descriptions and responsibilities at similarly sized companies within the Company’s industries, and Peer Group (as defined below) and other appropriate related industry data or survey information.  The Company’s compensation philosophy is reviewed at least annually by the Committee.

The effectiveness of the executive compensation program is primarily measured by Company performance, stock price appreciation, the ability of the Company to attract and retain executive officers, and comparison against other relevant, external benchmarks as needed.

The Committee generally does not consider the impact of previously awarded compensation in determining current executive total compensation.  The Committee does, however, use both a chemical industry peer group as well as aggregate executive compensation survey data to annually assess executive compensation as described below under “Compensation Peer Group and Survey Data.”  Except for the limits regarding incentive compensation as described below, the Committee does not use specific policies to allocate between cash and non-cash compensation or between short-term and long-term compensation.

Compensation Objectives

The overall objectives of the Company’s compensation programs (in which each NEO participates) are as follows:

•	motivate employees to achieve and maintain a high level of performance, and drive results that will help the Company achieve its goals;
•	align the interests of our employees with the interests of our stockholders;
•	provide for market-competitive levels of compensation; and
•	attract and retain employees of outstanding ability.

Role of the Compensation and Development Committee

The Committee is responsible for overseeing the establishment and administration of the Company’s policies, programs and procedures for compensating the Company’s executive management, as further described below.  The Committee is also responsible for providing advice to the Company regarding executive development and succession planning.  The Committee acts pursuant to a charter, which is available on the Company’s website at http://www.stepan.com, under “Investor Relations—Corporate Governance.”

Role of the Compensation Consultant

The Committee again engaged Exequity LLP (“Exequity”) as its independent compensation consultant for 2016.  Exequity advises the Committee on a range of executive compensation matters.  The scope of Exequity’s services to the Committee includes, but is not limited to, the following:

•	Providing the Committee with an assessment of the market competitiveness of the Company’s executive compensation.
•	Apprising the Committee of executive compensation-related trends and developments in the marketplace.
•	Informing the Committee of regulatory developments relating to executive compensation practices.
•	Assisting the Committee with goal-setting, calibrating levels of pay to various levels of performance, and pay for performance alignment.
•	Benchmarking Company executive compensation plan designs and practices against the marketplace.
•

Recommending changes to the executive compensation program to maintain competitiveness and ensure consistency with business strategies, good governance practices and alignment with stockholder interests.

The Committee assessed Exequity’s independence pursuant to SEC rules and determined that no conflict of interest exists that would prevent Exequity from independently advising the Committee.  Exequity reports directly to the Committee.  Exequity does not provide any other services to management or the Company.

Role of Executives in Establishing Compensation

The Committee determines the compensation of the Chief Executive Officer and, prior to his retirement, the Committee determined the compensation of the former Chairman.  The Chief Executive Officer and the Vice President – Human Resources make recommendations to the Committee regarding compensation for all other executive officers, including the NEOs other than the former Chairman and the Chief Executive Officer.  The Committee then reviews these recommendations and approves the final compensation for executive officers.  All recommendations made to the Committee and all determinations made by the Committee are based upon the Company’s policies and guidelines and other relevant factors outlined in the “Compensation Peer Group and Survey Data” and “Elements of Compensation” sections below.

Advisory Vote on Executive Compensation

The advisory vote in 2016 was the sixth consecutive year that the Company’s Say-on-Pay vote was supported by its stockholders with the approval of more than 96% of the votes cast at the annual meeting of stockholders.  The Committee acknowledges and values the feedback from the Company’s stockholders on the annual Say-on-Pay vote and believes that these results demonstrate stockholder support of the Company’s executive compensation programs.  As a result of the strong stockholder support for the 2016 Say-on-Pay vote, the Committee determined that the Company’s compensation practices and processes did not require any significant modifications to achieve the desired results of the Company’s compensation program or to address stockholder concerns.  The Committee will continue to consider the outcome of these advisory votes when determining future executive compensation arrangements.

Executive Pay Mix

The Company targets a total compensation mix where fixed pay, consisting of base salary, is less than half of the total compensation that any NEO or executive officer may earn in any given year.  The combined mix of both short-term and long-term incentives for executive officer compensation is structured to encourage the necessary focus and motivation to achieve outstanding results on an ongoing basis, both in the short term and long term.  In addition, the combined focus on both short-term and long-term objectives aligns executive officers’ and stockholders’ interests.  Short-term incentives for executive officers are based on individual and Company performance.  Long-term incentives for executive officers are based only on Company performance.  The Company’s total compensation targets assume above average Company performance and can vary considerably if performance is either average or at a superior level. The graphics below illustrate the pay mix for our Chief Executive Officer and other NEOs (excluding the former Chairman) using target level of performance for all incentive awards.

(1)	Excludes the former Chairman.

Compensation Peer Group and Survey Data

To better understand the compensation practices of similar companies, the Committee reviews data gathered from a custom peer group (“Peer Group”) and general market survey data from Mercer LLC (“Mercer”). Information gathered from the Peer Group serves as the primary reference point for the Committee, with Mercer survey data used as a secondary reference.

The Peer Group consists of 16 companies selected on the basis of chemical industry affiliation and size (e.g., total revenues and market capitalization).  The following companies comprised the Peer Group for 2016:

Albemarle Corporation	Innospec Inc.
A. Schulman, Inc.	Koppers Holdings, Inc.
Axiall Corporation	Kraton Performance Polymers, Inc.
Cabot Corporation	NewMarket Corporation
Chemtura Corporation	OMNOVA Solutions Inc.
Ferro Corporation	PolyOne Corporation
H.B. Fuller Company	Quaker Chemical Corporation
Innophos Holdings, Inc.	Sensient Technologies Corporation

The Committee undertakes annual evaluations of the Peer Group in order to ensure the Company is comparing itself with companies who have the characteristics which are an appropriate match to the Company.  Exequity performed a review of the Company’s Peer Group in 2016 and did not recommend any changes to the current Peer Group membership at that time. The Committee and Exequity will continue to monitor the Peer Group going forward as appropriate.

When assessing the competitiveness of Company compensation programs, the Committee generally reviews median compensation levels in the Peer Group. The Committee generally references median total compensation for executive officers (plus or minus 15% of the 50th percentile), but the Committee retains discretion to determine appropriate compensation levels and the Company does not benchmark compensation.  The Committee believes that all NEOs’ and executive officers’ total compensation amounts are within appropriate and reasonable levels as compared to the Peer Group data considering experience level, time in position, global job grades and both external and internal equity evaluations.

Elements of Compensation

For the fiscal year ended December 31, 2016, the principal elements of compensation for the executive officers, including the NEOs, were as follows:

Compensation Element
Purpose	Description
Base Salary
To attract and retain employees of outstanding abilities	Fixed component of pay based on specific position salary ranges determined by job responsibilities, peer group data and performance
Short-Term Incentive Compensation
To drive improved year-over-year financial performance; to motivate, attract and retain employees; and to align their interests directly with Company financial objectives	Variable, annual, at risk cash component of pay that rewards achievement of pre-determined Company and individual goals
Long-Term Incentive Compensation
To promote retention of executives, to reward outstanding Company performance, and to encourage a focus on the Company’s long-term financial results	Variable, at risk, equity component of pay for eligible participants that rewards stockholder value creation over the long-term
Retirement Benefits
To promote retention and to attract outstanding employees and to provide employees with a tax deferred retirement savings vehicle directly connected to the Company’s financial results

Company contributions equal to a fixed percentage (4%) of base salary under a Savings and Investment Retirement Plan for all U.S. employees, plus supplemental contributions based on the Company’s financial results

Perquisites
To attract and retain superior employees for key positions	Executives and key employees, including the NEOs, are eligible for a limited amount of perquisites which are provided to be market competitive
Other Benefits
To provide for basic life, health and security needs	Benefit programs that are available to all other salaried employees

Base Salary

The Company has established salary grades and ranges for all global employees, including the NEOs.  Salary grades reflect the responsibility level of the position, i.e., positions with a greater level of responsibility have a higher salary grade.  The salary range for each grade is primarily based on survey data.  The salary grade structure enables the Company to ensure that pay among executives is both market competitive and internally equitable.

The Committee, taking into consideration the performance of the Company, the Company’s compensation philosophy, the Peer Group data, and the Company’s salary grades, reviews and determines the Chief Executive Officer’s salary, and, prior to his retirement, the former Chairman’s salary, on an annual basis.  The Chief Executive Officer and the Vice President – Human Resources make recommendations to the Committee regarding compensation for all other NEOs.  The Committee has the discretion to approve such recommendations or revise the recommended amounts, higher or lower, based upon each executive officer’s individual performance.  The Chief Executive Officer’s salary range is determined based on the same factors and criteria as those for the other NEOs, executive officers and all salaried employees.

For 2017, the Committee made the following changes to the NEOs’ base salaries, effective as of March 1, 2017:

NEO	2016 Base Salary	2017 Base Salary	Change	Rationale

F. Quinn Stepan, Jr., President and Chief Executive Officer	$840,000	$900,000	+7.1%	Merit
Scott D. Beamer, Vice President and Chief Financial Officer	$355,000	$380,000	+7.0%	Merit
Scott R. Behrens, Vice President and General Manager – Surfactants	$345,000	$375,000	+8.7%	Merit
Scott C. Mason, Vice President – Supply Chain	$360,000	$380,000	+5.6%	Merit
F. Quinn Stepan, Former Chairman	$500,000	N/A	N/A	Retired 12/31/2016

Short-Term Incentive Compensation

The purpose of the Company’s short-term incentive compensation program is to promote improved year-over-year financial performance; to motivate, attract and retain executive, managerial and key employees of outstanding ability; and to align participants’ interests directly with Company financial targets.  The target amount of short-term incentive compensation for each NEO is expressed as a percentage of the executive’s actual base salary earned each calendar year.  Because senior managers have a greater ability to impact Company results, a significant percentage of their total target compensation is at-risk.

The Chief Executive Officer has the highest level of responsibility, and therefore, his target and maximum annual incentive percentages exceed the other NEOs’ target and maximum annual incentive percentages.

The following chart reflects the Target Annual Incentive Award, Maximum Annual Incentive Award, and Annual Incentive Award Earned for each NEO for 2016 under the terms of the Stepan Company Management Incentive Plan (as amended and restated effective January 1, 2015) (the “Management Incentive Plan”):

NEO	Target Annual Incentive Award (% of Base Salary)	Maximum Annual Incentive Award (% of Base Salary)	Annual Incentive Award Earned (% of Base Salary)

F. Quinn Stepan, Jr., President and Chief Executive Officer	100%	200%	194%
Scott D. Beamer, Vice President and Chief Financial Officer	60%	120%	117%
Scott R. Behrens, Vice President and General Manager – Surfactants	60%	120%	114%
Scott C. Mason, Vice President – Supply Chain	60%	120%	115%
F. Quinn Stepan, Former Chairman	75%	150%	144%

Within the Target Annual Incentive Award ranges shown above, each NEO’s annual incentive payment is determined based on the Company’s overall financial performance (“Corporate Financial Performance Objectives”) and, for NEOs other than the Chief Executive Officer and the former Chairman, the achievement of individual performance objectives (“Individual Performance Objectives”), as described below.

The extent, if any, to which an incentive award will be payable to an NEO will be based solely upon the degree of achievement of pre-established performance goals over the specified calendar year.  The Committee may, in its sole discretion, reduce or eliminate the amount which would otherwise be payable to the NEO with respect to a calendar year.  In addition, annual incentive payments as a whole may be reduced, prorated, or eliminated entirely if the Company’s Corporate Net Income falls below certain pre-determined levels.2  Similarly, in years when Company performance is exceptional and above the Target level, it is possible for NEOs to receive annual incentive payments above Target, while in years when Company performance is below the Threshold level, no annual incentive will be paid based upon Company performance.

All executive officers and other key Company executives have a Maximum level of achievement above the Target level, which rewards exceptional Company performance.  As in the past, the Maximum objective was based solely on Corporate Net Income and was set by the Committee at $100.0 million for 2016.  Any annual incentive earned in excess of the executive’s target annual incentive is prorated between the Target and Maximum levels for the Corporate Net Income goal only.  The maximum payout can only occur when the Company Net Income maximum objective is achieved or exceeded.

The Maximum level objective for Corporate Net Income is set at the same time all Corporate Financial Performance Objectives are approved and is designed to be very difficult to achieve.

For 2016, the Company exceeded the Corporate Net Income objective with a result of $105.0 million versus the Maximum objective of $100.0 million.  By exceeding the Maximum level of performance, the eligible participants realized the maximum award possible with respect to the Corporate Net Income objective. The Company believes that exceeding the Maximum is a significant

[2]	Corporate Net Income is a non-GAAP measure. See Appendix A for a definition.

achievement which benefits all stockholders and the potential of upside payouts for executive officers and other key executives is appropriate and is aligned with the Company compensation philosophy of paying for performance.  Conversely, in 2014 when Company results were below the Threshold level, no annual incentive was paid to any NEO or executive officer.  In both cases, the Company “Pay for Performance” philosophy was followed.

•	Corporate Financial Performance Objectives

The Committee establishes the Corporate Financial Performance Objectives at the beginning of each calendar year. In 2016, the Committee established targets for the two Corporate Financial Performance Objectives for all NEOs: Corporate Net Income and Corporate Free Cash Flow.3

In 2016, the following levels were set for each of these objectives:

Objective	Threshold	Target	Maximum

Corporate Net Income	$72.0 million	$87.0 million	$100.0 million
Corporate Free Cash Flow	$0.0 million	$20.0 million	Not Applicable

Each NEO’s annual incentive objectives include these Corporate Financial Performance Objectives.  For 2016, the allocation assigned to each of these performance objectives for NEOs was Corporate Net Income (at 90% weighting) and Corporate Free Cash Flow (at 10% weighting).  Given their respective levels of responsibility, annual incentives for both the Chief Executive Officer and the former Chairman were based entirely on these Corporate Financial Performance Objectives, subject to a reduction if certain corporate safety objectives (the “Corporate Safety Objectives”) were not achieved.  All other NEOs each had at least 40% of their annual incentive tied to these same objectives.

The following table shows the Company’s performance against the Corporate Net Income and Corporate Free Cash Flow objectives in 2016:

Objective	2016 Results	2016 Target	2016 Payout Against Target

Corporate Net Income	$105.0 million	$87.0 million	>100%
Corporate Free Cash Flow	$91.8 million	$20.0 million	>100%

For 2016, the Company exceeded the Corporate Net Income and Corporate Free Cash Flow target levels.  The Chief Executive Officer recommended and the Committee approved the recommendation prior to the start of 2016 that the 2016 annual incentive awards would be reduced by up to 10% for the former Chairman and the Chief Executive Officer if the Company did not achieve its Corporate Safety Objectives.  The Company achieved 71.5% of Corporate Safety Objectives in 2016.  As a result, the 2016 annual incentive awards for the former Chairman and the Chief Executive Officer were each reduced by 2.85%.

The 2017 annual incentive award for the Chief Executive Officer will be based on achievement of financial performance objectives, consisting of Corporate Net Income and a Corporate Growth Goal.  At least 40% of the 2017 annual incentive awards for all other NEOs and executive officers will be based on achievement of these same two financial performance objectives.  The Corporate Growth Goal will be based on sales volume growth.  The allocation assigned to each of these financial performance objectives for all NEOs will be an 80% weighting for Corporate Net Income and a 20% weighting for the Corporate Growth Goal to properly reflect the relative significance of each objective to overall Company performance.  The Chief Executive Officer will continue to have a portion of his annual incentive award reduced if the Corporate Safety Objectives are not achieved.  The amount of reduction for 2017 could be up to 10% based on actual achievement of Corporate Safety Objectives.

•	Individual Performance Objectives

For executives other than the Chief Executive Officer and, prior to his retirement, the former Chairman, the Chief Executive Officer and the executive agree upon Individual Performance Objectives at the beginning of each calendar year.  These Individual Performance Objectives may either be financial objectives for a particular business segment or organization, or achievement of certain financial, safety, service or other strategic objectives specific to their function and responsibility.  For 2016, the Individual Performance Objectives and the results for the other NEOs were as follows:

[3]	Free cash flow is a non-GAAP measure. See Appendix A for a definition.

2016 Individual Performance Objectives and Weighting Percentage		2016 Individual Performance Objectives Results Achieved
Scott D. Beamer, Vice President and Chief Financial Officer
75.0%	Corporate Net Income and Corporate Free Cash Flow	75.0%	Corporate Net Income and Corporate Free Cash Flow both exceeded Target levels
10.0%	Cash Savings generated by Finance Group	10.0%	Cash Savings generated by the Finance Group exceeded Target
5.0%	Corporate Safety Objectives	3.6%	Corporate Safety Objectives: Global OSHA Recordable Rate exceeded Target; Global Total Incident Rate was between Threshold and Target
5.0%	Net Corporate Profit Improvement from DRIVE Initiatives	5.0%	Net Corporate Profit Improvement from DRIVE exceeded Target
5.0%	Improvements in Working Capital	4.2%	Improvements in Working Capital results were between Threshold and Target
Scott R. Behrens, Vice President and General Manager – Surfactants
40.0%	Corporate Net Income and Corporate Free Cash Flow	40.0%	Corporate Net Income and Corporate Free Cash Flow both exceeded target levels
43.8%	Global Surfactant Operating Income	40.3%	Global Surfactant Operating Income was between Threshold and Target
7.5%	Global Surfactant DRIVE Profit Improvement/Cost Savings from DRIVE Initiatives	7.5%	Global Surfactant DRIVE Profit Improvement/Cost Savings exceeded Target
3.7%	Complete Execution of Capital Project	3.7%	Execution of Capital Project achieved Target
5.0%	Corporate Safety Objectives	5.0%	Global OSHA Recordable Rate exceeded Target
Scott C. Mason, Vice President – Supply Chain
60.0%	Corporate Net Income and Corporate Free Cash Flow	60.0%	Corporate Net Income and Corporate Free Cash Flow both exceeded Target levels
10.0%	Corporate Safety Objectives	7.1%	Corporate Safety Objectives: Global OSHA Recordable Rate exceeded Target; Global Total Incident Rate was between Threshold and Target
15.0%	Complete Execution of Capital Project	13.6%	Complete Execution of Capital Project achieved between Threshold and Target
15.0%	Compliance Project	14.4%	Compliance Project was between Threshold and Target

Long-Term Incentive Compensation

The Committee typically grants stock options, SARs and performance shares to the NEOs under the Company’s long-term incentive plan.  In 2016, the Committee reviewed and approved an allocation of long-term incentives for the NEOs other than the Chief Executive Officer at approximately 15% of the total grant amount as stock options, 45% of the total grant amount as SARs, and 40% of the total grant amount as performance shares.  The long-term incentive components for the Chief Executive Officer were allocated at approximately 30% of the total grant amount as stock options, 30% of the total grant amount as SARs, and 40% of the total grant amount as performance shares.  The Committee approved this allocation for the Chief Executive Officer due to the fact that the Chief Executive Officer has the highest level of responsibility for the Company’s direction and performance.  The former Chairman did not receive any long‑term incentive award grants.

NEO	Total 2016 LTI Value	Stock Option Value	Stock Appreciation Rights Value	Performance Shares Value

F. Quinn Stepan, Jr., President and Chief Executive Officer	$1,700,000	$510,000	$510,000	$680,000
Scott D. Beamer, Vice President and Chief Financial Officer	$375,000	$56,250	$168,750	$150,000
Scott R. Behrens, Vice President and General Manager – Surfactants	$400,000	$60,000	$180,000	$160,000
Scott C. Mason, Vice President – Supply Chain	$375,000	$56,250	$168,750	$150,000
F. Quinn Stepan, Former Chairman	—	—	—	—

The chart below shows the number of each type of equity award that the Committee granted to the NEOs as part of the annual 2016 equity grant:

NEO	Stock Options	Stock Appreciation Rights	Performance Shares (at Target)

F. Quinn Stepan, Jr., President and Chief Executive Officer	34,741	34,741	15,507
Scott D. Beamer, Vice President and Chief Financial Officer	3,832	11,495	3,421
Scott R. Behrens, Vice President and General Manager – Surfactants	4,087	12,262	3,649
Scott C. Mason, Vice President – Supply Chain	3,832	11,495	3,421
F. Quinn Stepan, Former Chairman	—	—	—

In addition, grants of stock options, SARs, performance shares and other stock awards may be awarded to executive officers at other times based on factors that the Committee determines to be relevant, including upon hire, upon promotion or for extraordinary job performance.

•	Stock Options

Stock options are granted annually with an exercise price equal to the fair market value of the Common Stock on the date of grant and have a ten-year term.  Options granted prior to 2017 vested two years after the date of the grant; beginning with the 2017 grants, options will vest ratably over a three year period. Backdating of stock options is prohibited under all circumstances.  The Company does not have any program or current practice, nor does it plan to have any future program or practice, to time option or other share grants with the release of material nonpublic information.  The Company has not timed, nor does it plan to time, the release of material nonpublic information for the purpose of increasing the value of executive compensation.

•	Stock Appreciation Rights

SARs are granted annually at the fair market value of the Common Stock on the date of the grant. SARs vest two years after the date of the grant and have a ten-year term; beginning with the 2017 grants, SARs will vest ratably over a three year period.  Beginning with the 2015 grants, SARs are settled in stock.

•	Stock Awards (Performance Shares)

Prior to the 2015 grants, participants were granted a target number of performance shares that can be earned based on the achievement of Corporate Net Income and Corporate Return on Invested Capital (“ROIC”) targets in the third year of a three-year period.4  The number of shares actually earned varies depending on the level of performance achieved.  The Company uses the following matrix to determine the award:

Performance Shares Matrix
		Corporate Net Income
		Threshold	Target	Maximum
ROIC	Threshold	50%	75%	125%
	Target	75%	100%	150%
	Maximum	125%	150%	200%

Under the matrix, participants receive a stock distribution of 50% of the performance shares granted if the Threshold level is met, 100% if the Target level is met, and 200% if the Maximum level is met.  Other intermediate levels are also provided for and shown in each box in the matrix.  In addition, amounts may be prorated between matrix boxes depending on actual results.  If the Threshold objectives are not met, no performance shares will be distributed to participants.

Performance shares granted in 2014 were earned based upon 2016 Company performance for Corporate Net Income and ROIC.  At a minimum, the Threshold levels for both Corporate Net Income and ROIC must have been achieved for any award to have been earned.  The 2016 results of $105.0 million Corporate Net Income exceeded the Threshold level and 10.64% ROIC exceeded the Target level, therefore a prorated award of 89.7% of the initial grant was earned.

[4]	Return on Invested Capital is a non-GAAP measure. See Appendix A for a definition.

2016 Performance Targets
Corporate Net Income
		Threshold	Target	Maximum
ROIC	Threshold	$95 million 9%	$120 million 9%	$135 million 9%
	Target	$95 million 10.5%	$120 million 10.5%	$135 million 10.5%
	Maximum	$95 million 12%	$120 million 12%	$135 million 12%

Performance shares granted in 2015 and 2016 were earned under a slightly different methodology than as described above.  Performance shares granted in 2015 and 2016 are earned based upon achievement of Corporate Net Income results versus Threshold, Target and Maximum objectives for calendar years 2015 and 2016, respectively.  A maximum of 150% of the grant can be earned if the Corporate Net Income exceeds the Maximum Net Income objective.  Any shares granted will be distributed in February of the third year following the grant date after being measured against a three-year average ROIC modifier that could increase or decrease the shares earned by up to 30% depending on the final ROIC results for the three-year time period.  The 2016 result of $105.0 million in Corporate Net Income was above the Maximum level.  Therefore, the number of Company Common Stock shares ultimately earned and issued for the 2016 grant will be 150% of Target plus or minus a modifying factor of up to 30% based on the average ROIC calculated over the three-year period ending December 31, 2018.

During 2016, the Committee approved the grants of stock options, SARs and performance share awards for NEOs shown in the Grants of Plan-Based Awards Table pursuant to the 2011 Incentive Plan.  In addition, the Stepan Company Performance Award Deferred Compensation Plan (effective January 1, 2008) (the “Performance Award Deferred Compensation Plan”) provides participants with the opportunity to defer receipt of all or a portion of certain incentive compensation.

The Board of Directors believes that the 2016 grants allow the Company to provide long-term incentive compensation that is market competitive to attract and retain executives who drive long-term growth of the Company, as well as provide further alignment of the interests of those participants with the interests of the Company’s stockholders.

Retirement Benefits

•	Retirement Plan for Salaried Employees

Effective June 30, 2006, the Company froze the Retirement Plan for Salaried Employees (the “Retirement Plan for Salaried Employees”) and ended the benefit accrual for all participants.  Eligible participants were all employees not covered by a collective bargaining agreement who were employees prior to July 1, 2006.  The Retirement Plan for Salaried Employees was replaced by the Savings and Investment Retirement Plan, which provides for Company contributions into the employee’s savings and investment retirement plan account (see the discussion below in the “Savings and Investment Retirement Plan” section).  The primary purpose of both the Retirement Plan for Salaried Employees and the Savings and Investment Retirement Plan is to retain valuable employees.

The amounts included in the Pension Benefits table are the present values of the benefits expected to be paid under the Retirement Plan for Salaried Employees in the future.  The amount of each future payment is based on the current accrued pension benefit.  The actuarial assumptions, with the exception of the expected retirement age, are consistent with those used in the Company’s financial statements.  The retirement age is the earliest unreduced retirement age as defined in the Retirement Plan for Salaried Employees and the Savings and Investment Retirement Plan.

The pension benefit information set forth in this proxy statement has been calculated based on actuarial assumptions that are considered to be reasonable.  Other actuarial assumptions could also be considered to be reasonable which would result in different pension benefit estimates.

Additional information regarding these benefits and other elements of the pension benefits are discussed below in the “Savings and Investment Retirement Plan” section.

•	Supplemental Executive Retirement Plan

NEOs participate in the same basic retirement plans as all other employees, with the exception of two of the NEOs (Messrs. Stepan and Stepan, Jr.) who are also currently eligible for benefits under the Supplemental Executive Retirement Plan (“SERP”).  Upon his retirement, Mr. F. Quinn Stepan began receiving his SERP benefit in January 2017. The SERP was created to provide supplemental retirement benefits to any executive affected by IRS limits on benefits that otherwise would be available through the Retirement Plan for Salaried Employees.  The benefits are calculated according to the same retirement plan formula that applies to all eligible employees.  The SERP is offered to retain and motivate the covered NEOs.  There are no early retirement arrangements specific to the NEOs, and the Company believes that all elements of the SERP are customary for this type of retirement plan.  The SERP was frozen as of June 30, 2006.  The funding status of the SERP is reviewed periodically.  Currently, the Company has elected not to fund the SERP.

•	Savings and Investment Retirement Plan

Pursuant to the Savings and Investment Retirement Plan (“SIRP”), in each payroll period, the Company makes a contribution to the savings and investment retirement plan account of each eligible employee, including the NEOs. The amount of the Company contribution is currently four percent of the participant’s base salary for the portion of the payroll period during which the participant was an eligible employee.  This percentage is the same for all employees, including the NEOs.  All of the NEOs received SIRP contributions in 2016 in the amounts set forth in the Summary Compensation Table.

•	Profit Sharing Plan

The Company may make two types of additional contributions (Basic Company Contribution and Supplemental Company Contribution) under the Profit Sharing Plan, which is a component of the SIRP, to the savings and investment retirement plan account of each eligible employee, including the NEOs.  The Company’s Profit Sharing Plan is designed to (i) provide eligible employees with an element of their retirement savings that is directly connected to the Company’s financial results, (ii) provide a tax deferred retirement savings vehicle while giving all participants the incentive to optimize the Company’s financial results, and (iii) allow eligible employees to enjoy the benefits of the Company’s success.

For the Basic Company Contribution, each year the Company determines, based on the Company’s financial results, if it will recommend to the Committee that the Company make a Basic Company Contribution to the accounts of eligible participants in the Profit Sharing Plan.  The Committee reviews the Company’s recommendation and, if approved, presents the recommendation to the Board of Directors for approval.  The Committee typically recommends a Basic Company Contribution that is based on four and one‑half percent of pre-tax income.  In addition to the Basic Company Contribution, the Board of Directors may make a Supplemental Company Contribution to the Profit Sharing Plan in an additional amount at its discretion.

•	SERP Profit Sharing Plan

In addition to the Basic Company Contribution and the Supplemental Company Contribution, the Board of Directors has the authority to approve supplemental benefits pursuant to the Profit Sharing Plan for certain executives (“SERP Profit Sharing Plan”).  The SERP Profit Sharing Plan benefits are provided to executives as a common executive benefit which allows the Company to be competitive for executive compensation and benefits.  The SERP Profit Sharing Plan was created to provide supplemental retirement benefits to any executive affected by IRS limits on benefits that otherwise would be available through the Profit Sharing Plan.  The SERP Profit Sharing Plan is funded by the Company. All of the NEOs are eligible to receive Company contributions to the SERP Profit Sharing Plan in the amount by which a four percent contribution to the NEO’s SIRP account by the Company would exceed IRS limits.  All SERP Profit Sharing Plan contributions to the NEOs in 2016 are included in the Summary Compensation Table.

•	Employee Stock Ownership Plan

The Stepan Company Employee Stock Ownership Plan II (“ESOP II”) is designed to (i) expand stock ownership among employees, (ii) encourage greater employee interest in the Company’s financial results, (iii) benefit employees financially by enabling them to acquire shares of the Company’s Common Stock without making contributions, and (iv) provide eligible employees with the opportunity to share in the growth of the Company.

Contributions to ESOP II are a part of the Basic Company Contribution in the SIRP as described in the “Savings and Investment Retirement Plan” section above and are then reallocated to ESOP II in shares of Company Common Stock.  For example, the Committee may approve a Basic Company Contribution based upon the formula noted above, and then determine that 50% of the total contribution will remain in the SIRP and 50% will be reallocated to ESOP II.  The ESOP II allocation is made to broaden Company stock ownership among employees for further alignment with the interests of Company stockholders.

Perquisites

The Company provides NEOs with limited perquisites that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program because they better enable the Company to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of perquisites provided to the NEOs and other executives.  For 2016, these perquisites represented a small percentage of each NEO’s base salary, ranging from 1.95% to 7.31%, with a median of 2.50%.  The dollar values attributable to each NEO ranged from $6,945 to $36,555, with a median of $10,671.

All executives at the Vice President level and higher, including the NEOs, are provided the use of Company-leased vehicles, including fuel, maintenance and insurance.  The allowance for the initial vehicle cost is set by salary grade.  The personal use value is computed using the IRS annual lease valuation rule.  Other travel benefits are provided periodically including spousal travel on a limited basis.

The Company maintains two Company-owned properties which are not used solely for business purposes.  Executives, including the NEOs, are allowed to use these properties for personal use if and when they are not needed for business purposes. When these properties are used by the NEOs for personal reasons, such values are included in the Summary Compensation Table under “All Other Compensation” based on the incremental cost to the Company.

The Company purchases tickets for a variety of entertainment events. These tickets are used primarily for business purposes.  However, at various times, these tickets are used by executives for personal use.  Where these tickets are used for personal purposes, the actual cost to the Company for the tickets is reported in the Summary Compensation Table under “All Other Compensation.” In addition, the Company pays membership dues for both the Chief Executive Officer and, prior to his retirement, the former Chairman for club memberships which are not exclusively used for business entertainment.  The actual cost paid for club membership dues is included in the Summary Compensation Table under “All Other Compensation.”  Certain corporate personnel assisted the former Chairman with personal matters on a limited basis. Any aggregate incremental cost to the Company for such personal matters is also included in the Summary Compensation Table under “All Other Compensation.”

Stock Ownership Policy

The Company maintains a stock ownership policy for key executives.  The Company instituted a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders.  Key executives’ ownership of Company stock aligns those executives’ interests with the Company’s financial performance, including the performance of the Company’s Common Stock.

The stock ownership guidelines apply to all NEOs and other key Company executives who participate in the Management Incentive Plan.  All executives, including the NEOs, have five years from their initial stock grant to achieve compliance with these stock ownership requirements.  All executives, including the NEOs, must meet their respective stock ownership requirement by making approximately 20% progress each year for five years.  Recognizing the importance of retirement planning, an NEO may, commencing at age 61, reduce his holdings by 20% per year to a minimum of one times his annual base salary by the calendar year he attains the age of 65.

The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children, (iii) shares owned in the Company’s ESOP II, (iv) shares owned in the Company’s Employee Stock Purchase Plan, and (v) shares held in any Company deferred compensation plan.  As applicable, unvested restricted stock award grants may also count towards the stock ownership requirement.  Grants of stock options, SARs and performance shares do not count towards the stock ownership requirement unless actually exercised or earned.  No shares other than those stated above count towards the stock ownership requirements.

The stock ownership policy is reviewed by the Committee, as needed, on a periodic basis against general industry benchmarks of stock ownership.

The Committee reviews annually whether executives, including the NEOs, are in compliance with the stock ownership policy.  The Committee determined that all executive officers, including the NEOs, were in compliance with the Company’s stock ownership requirements as of February 2017.  Executive officers who received their initial stock grant over five years ago are in full compliance and executive officers who received their initial stock grant within the last five years have made the requisite progress towards full compliance.  If an executive fails to comply with stock ownership policy and annual progress requirements, the executive is not eligible to receive grants of stock options, SARs, performance shares, or any other awards under the 2011 Incentive Plan, until the executive complies with these requirements.

Hedging and Trading Restrictions

The Company has an Insider Trading Policy which, among other things, prohibits NEOs, officers, directors and employees from hedging the economic risk of their stock ownership and prohibits short-selling of the Company’s securities.  This policy also prohibits executive officers, directors and covered employees from trading in the Company’s securities outside of trading window periods or without pre-clearance.

Post-Termination Benefits

As a general rule, the Company provides no post-termination compensation to executives other than relatively nominal retirement gifts upon their retirement from the Company.  There are no written or verbal change-in-control or severance agreements with any executives at the Company.  In addition, there are no special considerations for Company executives in connection with terminations due to death, disability, for cause or voluntary choice, including retirement.  The amount of any NEO post-termination compensation received, if any, is included in the Summary Compensation Table.

Impact of Tax and Accounting Considerations

The Company monitors compensation and benefits-related accounting rules, securities rules, tax rules and all other federal and state regulations on an ongoing basis through internal sources and external sources such as consultants, advisors and outside legal counsel.  The Company routinely considers such rules and regulations and their impact on plan design alternatives and Company performance.

Deductibility of Executive Compensation

In developing and implementing executive compensation policies and programs, the Committee considers whether particular payments and awards are deductible for federal income tax purposes.  Federal income tax law limits deductible compensation at $1 million per year for each of the NEOs (other than the Chief Financial Officer), subject to certain exceptions.  The Company’s general objective is to meet the requirements of Code Section 162(m) in order to have the ability to deduct certain additional performance-based compensation.  The Company’s compensation plans are generally designed to achieve this objective.  However, this objective is also balanced with the goal of providing competitive incentives to attract, appropriately reward, and retain performing NEOs.  While it is the general intention of the Committee to meet the requirements for deductibility of performance-based compensation under Code Section 162(m), the Committee may approve payment of non-deductible compensation from time to time if circumstances warrant such action.  The Committee reviews and monitors its policy with respect to the deductibility of compensation, as necessary.

Compensation and Development Committee Report

In 2016, the Company’s Compensation and Development Committee was comprised of the following independent directors: Mr. Boyce, Mr. Dearth, Dr. Delgado, Mr. Lawton, Ms. Reed and Mr. Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2016, Mr. Lawton served as Chairman of the Committee.

The Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Michael R. Boyce

Randall S. Dearth

Joaquin Delgado

Gregory E. Lawton

Jan Stern Reed

Edward J. Wehmer

COMPENSATION AND DEVELOPMENT COMMITTEE

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the NEOs for the fiscal years ended on December 31, 2014, December 31, 2015 and December 31, 2016. Additional information related to each component of compensation for the NEOs is provided above in the Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
F. Quinn Stepan, Jr.	2016	$833,333	$642,765	$1,018,606	$1,619,167	$93,424	$94,007	$4,301,302
President and Chief Executive Officer	2015	$800,000	$566,900	$899,994	$1,332,392	—	$91,977	$3,691,263
	2014	$796,667	$578,940	$900,008	—	$335,066	$80,935	$2,691,616
Scott D. Beamer	2016	$350,000	$141,800	$224,694	$410,865	N/A	$38,459	$1,165,818
Vice President and Chief Financial Officer	2015	$322,683	$113,364	$179,996	$315,807	N/A	$36,900	$968,750
	2014	$310,083	$96,480	$150,001	—	N/A	$70,386	$626,950
Scott R. Behrens	2016	$340,000	$151,251	$239,676	$393,720	$12,798	$39,949	$1,177,394
Vice President and General Manager – Surfactants (6)	2015	$315,000	$151,165	$239,994	$302,879	—	$39,578	$1,048,616
	2014	$263,923	$144,564	$225,030	—	$46,313	$28,484	$708,314
Scott C. Mason	2016	$355,500	$141,800	$224,694	$405,839	N/A	$37,739	$1,165,572
Vice President – Supply Chain	2015	$333,000	$113,364	$179,996	$307,607	N/A	$37,721	$971,688
	2014	$331,667	$115,776	$180,016	—	N/A	$30,865	$658,324
F. Quinn Stepan	2016	$500,000	—	—	$721,500	—	$81,441	$1,302,941
Former Chairman	2015	$500,000	—	—	$618,120	—	$81,129	$1,199,249
	2014	$500,000	—	—	—	$402,470	$85,303	$987,773

____________________

(1)

Amounts for 2016 are performance share awards that are subject to performance-based vesting conditions and reflect the most probable outcome award value at the date of the grant in accordance with FASB ASC Topic 718. See Note 11, Stock-based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for a discussion of relevant assumptions used in calculating the fair values pursuant to ASC Topic 718.  These performance share awards are subject to achievement of the performance conditions as described in the section above entitled “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.” The maximum grant date values, assuming achievement of the highest level of performance conditions, would be:

Name	2016
F. Quinn Stepan, Jr.	$1,253,392
Scott D. Beamer	$276,511
Scott R. Behrens	$294,940
Scott C. Mason	$279,511
F. Quinn Stepan	N/A

(2)

Amounts for 2016 include the grant date fair value of Non-Qualified Stock Options and Stock Appreciation Rights granted during the fiscal year ended December 31, 2016, calculated in accordance with FASB ASC Topic 718. See Note 11, Stock-based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for a discussion of relevant assumptions used in calculating the fair values pursuant to ASC Topic 718.

(3)	Amounts for 2016 reflect annual incentive awards earned pursuant to the Management Incentive Plan with respect to 2016 performance, which were paid in February 2017.
(4)

Amounts for 2016 reflect the actuarial increase in the present value of the NEO’s benefits under the Company’s pension plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Mr. Stepan’s deferral of his SERP benefit contributed to a decrease in his pension value of $32,798 during 2016.

(5)

Amounts for 2016 include Company contributions to each NEO’s defined contribution accounts as follows: Mr. Stepan, Jr.: $73,151; Mr. Beamer: $30,060; Mr. Behrens: $29,278; Mr. Mason: $30,794; and Mr. Stepan: $44,886. Amounts for 2016 also include personal use of Company-leased vehicles, personal and family use of Company-owned properties, as well as spousal travel and entertainment events. Amounts for 2016 for Mr. Stepan, Jr. also include club membership dues. Amounts for 2016 for Mr. Stepan also include club membership dues and use of certain corporate personnel for personal purposes.

(6)	Mr. Behrens was promoted to Vice President and General Manager – Surfactants of the Company effective September 5, 2014.

Effective on March 1, 2016, the NEOs’ base salaries were increased by the following amounts: Mr. Stepan, Jr.: 5.00% (3.00% for merit and 2.00% for market adjustment); Mr. Beamer: 9.23% (3.00% for merit and 6.23% for market adjustment); Mr. Behrens: 9.52% (3.00% for merit and 6.52% for market adjustment); Mr. Mason: 8.11% (3.00% for merit and 5.11% for market adjustment); and Mr. Stepan: 0%.

Grants of Plan-Based Awards

	Type of Award (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name			Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
F. Quinn Stepan, Jr.	MIP	—	$0	$833,333	$1,666,667
	SA	2/23/2016				5,427	15,507	30,239				$642,765
	SAR	2/23/2016							34,741	$43.85	$43.80	$509,303
	NQS	2/23/2016							34,741	$43.85	$43.80	$509,303
Scott D. Beamer	MIP	—	$0	$210,000	$420,000
	SA	2/23/2016				1,197	3,421	6,671				$141,800
	SAR	2/23/2016							11,495	$43,85	$43,80	$168,517
	NQS	2/23/2016							3,832	$43,85	$43.80	$56,177
Scott R. Behrens	MIP	—	$0	$204,000	$408,000
	SA	2/23/2016				1,277	3,649	7,116				$151,165
	SAR	2/23/2016							12,262	$43.85	$43.80	$179,761
	NQS	2/23/2016							4,087	$43.85	$43.80	$59,915
Scott C. Mason	MIP	—	$0	$213,000	$426,600
	SA	2/23/2016				1,197	3,421	6,671				$141,800
	SAR	2/23/2016							11,495	$43,85	$43,80	$168,517
	NQS	2/23/2016							3,832	$43,85	$43.80	$56,177
F. Quinn Stepan	MIP	—	$0	$375,000	$750,000

___________________

(1)	Type of Award: MIP - Management Incentive Plan Bonus; SA - Stock Award (performance shares); SAR - Stock Appreciation Rights; NQS - Non-Qualified Stock Options.
(2)

Reflects Target payouts under the Company’s Management Incentive Plan. These Target amounts are based on the NEO’s salary and position as of the date of grant. Actual amounts paid are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)	Reflects the option exercise price, which is the average of the opening price and closing price on the date of the grant.
(4)

Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718 for Stock Awards, Stock Appreciation Rights and Non-Qualified Stock Options granted during the fiscal year ended December 31, 2016.  See Note 11, Stock-based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for a discussion of relevant assumptions used in calculating the fair values pursuant to ASC Topic 718.  The Stock Awards are subject to achievement of the performance conditions as described in the section above entitled “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.” The grant date fair values of Stock Awards are calculated using the most probable outcome of applicable performance conditions.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
F. Quinn Stepan, Jr.	54,348		$25.61	2/8/2018	8,693	$708,306	58,664	$4,779,943
	35,766		$37.51	2/6/2019
	36,952		$42.77	2/13/2022
	38,844		$63.11	2/18/2023
	37,752		$61.91	2/17/2024
		57,766	$41.16	2/16/2025
		69,482	$43.85	2/22/2026
Scott D. Beamer	5,620		$59.30	7/22/2023	1,449	$118,065	13,355	$1,088,165
	6,292		$61.91	2/17/2024
		11,553	$41.16	2/16/2025
		15,327	$43.85	2/22/2026
Scott R. Behrens	1,298		$42.77	2/13/2022	2,267	$184,715	14,696	$1,197,430
	2,590		$63.11	2/18/2023
	3,147		$61.91	2/17/2024
	6,661		$58.22	4/28/2024
		15,404	$41.16	2/16/2025
		16,349	$43.85	2/22/2026
Scott C. Mason	3,242		$42.77	2/13/2022	1,739	$141,694	12,355	$1,006,685
	6,474		$63.11	2/18/2023
	7,551		$61.91	2/17/2024
		11,553	$41.16	2/16/2025
		15,327	$43.85	2/22/2026
F. Quinn Stepan	—		—	—	—	—	—	—
		—	—	—

____________________

(1)	Reflects Non-Qualified Stock Options and Stock Appreciation Rights that vest as set forth in the table below.

Name	SARs (#)	Options (#)	Vesting Date
F. Quinn Stepan, Jr.	28,883	28,883	2/16/2017
	34,741	34,741	2/22/2018
Scott D. Beamer	8,665	2,888	2/16/2017
	11,495	3,832	2/22/2018
Scott R. Behrens	11,553	3,851	2/16/2017
	12,262	4,087	2/22/2018
Scott C. Mason	8,665	2,888	2/16/2017
	11,495	3,832	2/22/2018
F. Quinn Stepan	—	—	—

(2)	Reflects Stock Awards granted in February 2014 that vested in February 2017 based on the Company’s achievement of pre-established goals for the performance measurement period ended December 31, 2016.
(3)	The market value of Stock Awards reported in this table is based on the $81.48 closing market price of the Company’s Common Stock on December 31, 2016.
(4)

Reflects Stock Awards that will vest as set forth in the table below based on the Company’s achievement of pre-established performance goals. The number of shares that vest after December 31, 2017 will be determined based on the number of shares earned after the one-year Corporate Net Income measurement period ended December 31, 2015, with the shares earned increased or decreased based on the average ROIC achieved for the three-year period ending December 31, 2017. The number of shares that vest after December 31, 2018 will be determined based on the number of shares earned after the one-year Corporate Net Income measurement period ended December 31, 2016, with the shares earned increased or decreased based on the average ROIC achieved for the three-year period ending December 31, 2019. The number of shares reported is based on achieving Maximum performance because the Company exceeded Target Corporate Net Income and ROIC performance in each applicable measurement period.

Name	Stock Awards (#)	Last Day of Performance Period
F. Quinn Stepan, Jr.	28,425	12/31/2017
	30,239	12/31/2018
Scott D. Beamer	6,684	12/31/2017
	6,671	12/31/2018
Scott R. Behrens	7,580	12/31/2017
	7,116	12/31/2018
Scott C. Mason	5,684	12/31/2017
	6,671	12/31/2018
F. Quinn Stepan	—	—

Option Exercises and Stock Vested

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
F. Quinn Stepan, Jr.	64,000	$2,720,000	—	—
Scott D. Beamer	—	—	—	—
Scott R. Behrens	—	—	—	—
Scott C. Mason	15,438	$534,019	—	—
F. Quinn Stepan	—	—	—	—

____________________

(1)

The Stock Awards that would have vested during 2016 were contingent upon the Company exceeding certain threshold financial performance targets during the performance period ending December 31, 2015. Because the Company’s performance did not achieve these threshold financial targets, no Stock Awards vested during 2016.

Pension Benefits

The pension values included in the table below are the present value of the benefits expected to be paid in the future. The amount of each future payment is based on the current accrued pension benefit. The Retirement Plans include both the Retirement Plan for Salaried Employees and the SERP, and the values of the benefits issued under these plans are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in each plan. Further information regarding the Company’s Retirement Plans is provided above in the Compensation Discussion and Analysis.

For the Retirement Plan for Salaried Employees and the SERP amounts included in Present Value of Accumulated Benefit column, the normal retirement benefit is based on the following formula:

•	50% of final average earnings less 50% of the participant’s primary Social Security benefit multiplied by service up to 30 years divided by 30.
•	Normal Retirement: Age 65.
•

Early Retirement: Retirement before age 65 and on or after both attaining age 55 and completing five years of vesting service. The normal retirement benefit is reduced by 0.33% per month for each month between the date on which payments begin and the date of the participant’s 63rd birthday. F. Quinn Stepan, Jr. is currently eligible for early retirement.

•	Service: Credited from date of hire to June 30, 2006, with a maximum of 30 years.
•

Final Average Earnings: Highest consecutive five years of base compensation during last ten years of service through June 30, 2006. This amount is limited for the Retirement Plan for Salaried Employees to the amount allowed by Code regulations.

The specific assumptions used in estimating the amounts in the Present Value of Accumulated Benefit column include:

•

Assumed Retirement Age: Pension benefits are assumed to begin at each participant’s earliest unreduced retirement age, but not before the participant’s current age. The earliest unreduced retirement age is 63 for both plans.

•	Discount Rate: The applicable discount rate as of December 31, 2016 was 4.2%.
•

Mortality Table: The mortality table used as of December 31, 2014, is the RP-2014 annuitant table with Scale MP improvements.  The mortality table used as of December 31, 2015, is the RP-2015 table (RP-2014 mortality table with scale MP-2014 improvements from 2006-2014 removed) projected forward generationally using MP-2015 improvement scale. The 2015 table has slightly higher mortality rates relative to the table used for 2014.  The mortality table used as of December 31, 2016, is the RP-2016 table (RP-2014 mortality table with scale MP-2014 improvements from 2006-2014 removed) projected forward generationally using MP-2016 improvement scale. The 2016 table has slightly higher mortality rates relative to the table used for 2015.

The information shown in the table below has been developed based on actuarial assumptions that the Company believes to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
F. Quinn Stepan, Jr.	Retirement Plan for Salaried Employees	20.7	$687,688	—
	Supplemental Executive Retirement Plan	20.7	$798,450	—
Scott D. Beamer	Retirement Plan for Salaried Employees	N/A	N/A	N/A
	Supplemental Executive Retirement Plan	N/A	N/A	N/A
Scott R. Behrens	Retirement Plan for Salaried Employees	13.4	$158,434	—
	Supplemental Executive Retirement Plan	N/A	N/A	N/A
Scott C. Mason	Retirement Plan for Salaried Employees	N/A	N/A	N/A
	Supplemental Executive Retirement Plan	N/A	N/A	N/A
F. Quinn Stepan	Retirement Plan for Salaried Employees	30.0	$772,129	$72,661
	Supplemental Executive Retirement Plan	30.0	$1,441,872	—

Nonqualified Deferred Compensation

Pursuant to the Company’s Management Incentive Plan, certain executives, including the NEOs, may defer annual incentive awards earned. Deferral elections are made by eligible executives in June of each year for the amounts to be earned for that year.  An executive may defer all or a portion of his award pursuant to the provisions of the Management Incentive Plan. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change as allowed under the Management Incentive Plan. Additional information regarding the Management Incentive Plan is included in the “Elements of Compensation” section of the Compensation Discussion and Analysis.

After an executive has elected to defer all or a portion of his annual incentive awards, no amounts can be paid until the executive has separated from service with the Company in accordance with the provisions of the Management Incentive Plan. At that time, benefits in the executive’s account shall be paid in a single sum or in substantially equal annual installments over three, five or ten years, as elected by the executive.

Executives may also elect to defer receipt of all or a portion of certain incentive compensation payments in accordance with the Performance Award Deferred Compensation Plan. Information regarding deferrals under the Management Incentive Plan and Performance Award Deferred Compensation Plan is included in the table below.

Name	Plan	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
F. Quinn Stepan, Jr.	Management Incentive Plan	—	—	$3,169,161	—	$8,109,575
	Performance Award Deferred Compensation Plan	—	—	$3,799,221	—	$9,562,014
Scott D. Beamer	N/A	—	—	—	—	—
Scott R. Behrens	Management Incentive Plan	$196,860	—	$280,720	—	$706,527
	Performance Award Deferred Compensation Plan	—	—	$105,251	—	$264,901
Scott C. Mason	Management Incentive Plan	$405,839	—	—	—	—
F. Quinn Stepan	Management Incentive Plan	—	—	$14,139,980	—	$45,980,229

____________________

(1)

Reflects annual incentive awards deferred under the Management Incentive Plan for 2016, which otherwise would have been paid in 2017. The amounts deferred pursuant to the Management Incentive Plan are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2016.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. The Compensation and Development Committee annually reviews the adequacy and competitiveness of the amount of the annual retainer fee, Board committee chairmen fees, and stock awards, and makes adjustments as it deems appropriate.

Directors’ Fees

For the fiscal year ended December 31, 2016, Directors who were not also employees of the Company (“Non-Employee Directors”) were paid an annual retainer fee (“Annual Director Retainer Fee”) of $80,000. In addition, the Chairman of the Audit Committee was paid an additional annual fee of $20,000, the Chairman of the Compensation and Development Committee was paid an additional annual fee of $15,000, and the Chairman of the Nominating and Corporate Governance Committee was paid an additional annual fee of $10,000. No fees or other compensation for service as a Director were paid to Directors who were also employees of the Company.

Effective January 1, 2017, the Lead Independent Director will be paid an additional annual fee of $15,000.

Directors Deferred Compensation Plan

A Non-Employee Director may defer receipt of his Director compensation into one or more available investment options offered under the Stepan Company Directors Deferred Compensation Plan Amended and Restated as of January 1, 2012. At the election of a Non-Employee Director, deferred payments generally may be made in shares of Common Stock or cash, depending upon the election made by the Non-Employee Director.

Incentive Compensation Program for Non-Employee Directors

Pursuant to the 2011 Incentive Plan and upon the terms and conditions as determined by the Compensation and Development Committee, each Non-Employee Director serving as a Director of the Company on the date of the annual meeting of stockholders each year will be awarded an annual stock award (“Annual Stock Award”). At the Non-Employee Director’s election, the Annual Stock Award is either delivered at the time of the grant or deferred. For 2016, each Non-Employee Director serving as a Director of the Company on April 26, 2016 received an Annual Stock Award of 1,290 shares of Common Stock. The number of shares was determined by dividing $80,000 by $61.99, the average of the opening and closing prices of Common Stock on the day of grant. The Annual Stock Award is vested upon grant and dividend equivalents are paid on deferred Annual Stock Awards. The Non-Employee Directors did not receive any other stock option or stock grants in 2016.

Based upon survey information provided by the Compensation and Development Committee’s independent compensation consultant, the Board of Directors approved a $10,000 increase to the Annual Stock Award, effective at the 2017 annual meeting of stockholders.

In addition to the Annual Stock Awards, under the 2011 Incentive Plan, the Compensation and Development Committee is also permitted to make grants of stock options or additional stock awards to Non-Employee Directors at the times and in the amounts and subject to such other terms and conditions as determined by the Compensation and Development Committee in its sole discretion. The Compensation and Development Committee granted no such additional awards in 2016.

Non-Employee Directors’ Stock Ownership Policy

The Company maintains a Non-Employee Directors’ Stock Ownership Policy which requires each Non-Employee Director to own a minimum amount of Common Stock equivalent in value to five times the current Annual Director Retainer Fee. The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children and family members, and (iii) shares held in the Non-Employee Director’s deferred compensation plan accounts. Stock options do not count towards the stock ownership requirements unless actually exercised.

Each Non-Employee Director has five years from the date of his initial election or appointment as a Director to achieve compliance with these stock ownership requirements. Compliance with the stock ownership policy for all Non-Employee Directors is reviewed on an annual basis. Currently, all Non-Employee Directors are in compliance with stock ownership requirements; Non‑Employee Directors appointed over five years ago are in full compliance and Non-Employee Directors appointed within the last five years have made the requisite progress towards full compliance. Any Non-Employee Director who is not in compliance with the required stock ownership level will not be eligible for any additional, discretionary grants of stock options or stock awards until compliance is achieved.

Hedging and Trading Restrictions

The Company’s Insider Trading Policy also applies to Non-Employee Directors. This policy, among other things, prohibits Non-Employee Directors from hedging the economic risk of their stock ownership, short-selling the Company’s securities, or trading in the Company’s securities outside of trading window periods or without pre-clearance.

Director Compensation Table

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2016.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards (3)	Total
Michael R. Boyce	$90,000	$79,967	—	$169,967
Randall S. Dearth	$80,000	$79,967	—	$159,967
Joaquin Delgado	$80,000	$79,967	—	$159,967
Gregory E. Lawton	$95,000	$79,967	—	$174,967
Jan Stern Reed	$80,000	$79,967	—	$159,967
Edward J. Wehmer	$100,000	$79,967	—	$179,967

____________________

(1)

F. Quinn Stepan, Jr., the Company’s Chief Executive Officer, and F. Quinn Stepan, the Company’s former Chairman, are not included in this table because during 2016 each was an employee of the Company and thus received no compensation for his services as a Director. The compensation received by Messrs. Stepan, Jr. and Stepan as employees of the Company is shown in the Summary Compensation Table.

(2)	Reflects Stock Awards granted in April 2016. Each Non-Employee Director was awarded 1,290 shares.
(3)	As of December 31, 2016, each Non-Employee Director had the following number of stock options outstanding: Mr. Boyce: 872; Mr. Dearth: 0; Dr. Delgado: 0; Mr. Lawton: 0; Ms. Reed: 0; and Mr. Wehmer: 0.

PROPOSAL NO. 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Act and Section 14A of the Exchange Act, the Company is including in this proxy statement a non-binding advisory vote regarding compensation of the Company’s NEOs. Each year, the Company asks for the stockholders to indicate their approval of the compensation paid to the Company’s NEOs. The compensation paid in 2016 is described in this proxy statement in the Compensation Discussion and Analysis as well as the compensation tables and related narratives. Those sections describe the Company’s NEO compensation programs and the rationale behind the decisions made by the Compensation and Development Committee.

This Say-on-Pay vote provides stockholders with the opportunity to express their views about the compensation paid to the Company’s NEOs as described in this proxy statement. A stockholder may vote “FOR” or “AGAINST” the resolution or may “ABSTAIN” from voting on the resolution. Approval of this proposal requires the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote at the annual meeting. The result of the Say-on-Pay vote will not be binding on the Company or the Board of Directors. However, the Board of Directors values the views of the Company’s stockholders and will review the voting results and take them into consideration when making future decisions regarding compensation of the Company’s NEOs. At the 2016 Annual Meeting of Stockholders, the Company’s executive compensation was approved by approximately 98% of the votes cast at the meeting. The Board of Directors and the Compensation and Development Committee considered these voting results when they made decisions regarding the compensation of the Company’s NEOs. Unless the Board of Directors modifies its determination on the frequency of future Say-on-Pay votes, the next such advisory vote will be held at the 2018 annual meeting of stockholders.

The Board of Directors believes that the Company’s executive compensation program is appropriately designed and is operating effectively to compensate the Company’s NEOs based on achievement of annual and long-term performance goals that are aligned with enhanced stockholder value. As described in the Compensation Discussion and Analysis, the Company’s objectives for its compensation program, including the compensation program for the NEOs, are as follows:

•	motivate employees to achieve and maintain a high level of performance, and drive results that will help the Company achieve its goals;
•	align the interests of our employees with the interests of our stockholders;
•	provide for market-competitive levels of compensation; and
•	attract and retain employees of outstanding ability.

In support of these objectives, the Compensation and Development Committee follows these guiding principles for setting and awarding NEO executive compensation:

•

Pay for Performance. The basic premise of the Company’s NEO compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for executive employees. Compensation levels commensurate with Company performance align the interests of the Company’s NEOs with the interests of the Company’s stockholders. For 2016, incentive pay was directly connected to Company and individual performance. See both the “Short-Term Incentive Compensation” and the “Long-Term Incentive Compensation” sections in the Compensation Discussion and Analysis of this proxy statement for a discussion on the connection between Company performance and compensation levels for each incentive compensation component.

•

Competitive Compensation. Base salaries were surveyed and determined to be consistent with similar positions in similar industries. The Company believes that the level of 2016 executive compensation offered as part of its total reward components was necessary to attract and retain talented NEOs. See the “Compensation Peer Group and Survey Data” section in the Compensation Discussion and Analysis of this proxy statement for a description of the process used for comparing the Company’s compensation programs with those of the Company’s peers.

•

Equity-Based Compensation Aligns the Company with the Interests of Stockholders. The Compensation and Development Committee has designed the compensation for NEOs to depend on the achievement of objective performance goals that drive, and are aligned with, stockholder value. Information related to the amount of NEO compensation that is paid as stock options, SARs and performance shares is described in the “Long-Term Incentive Compensation” section in the Compensation Discussion and Analysis of this proxy statement.

•

Stock Ownership Policy. The Company maintains a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. See the “Stock Ownership Policy” section in the Compensation Discussion and Analysis of this proxy statement for a more detailed description of this policy.

•

Hedging and Trading Restrictions. The Company has an Insider Trading Policy that prohibits officers, directors and employees from hedging the economic risk of their stock ownership and prohibits short-selling of the Company’s securities. In addition, the Insider Trading Policy prohibits executive officers, directors and covered employees from trading in the Company’s securities outside of trading window periods or without pre-clearance.

•

Reasonable and Limited Perquisites and Other Benefits. The limited amount of benefits and perquisites offered to the NEOs is common with companies in our industry and is reasonable in both nature and amount.

•

No Severance/Change-in-Control Agreements. None of the NEOs have any arrangement that provides for severance payments. Additionally, none of the NEOs are entitled to payment of any benefits upon a change-in-control.

As summarized above, the compensation earned by the Company’s NEOs for 2016 was aligned with both the Company’s pay for performance philosophy and 2016 Company performance. For the reasons discussed above and elsewhere in this proxy statement, the Board of Directors recommends that the stockholders vote to approve the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the approval of the above resolution relating to the compensation of the Company’s NEOs.

PROPOSAL NO. 3: ADVISORY VOTE ON FREQUENCY OF FUTURE SAY-ON-PAY VOTES

The Dodd-Frank Act and Section 14A of the Exchange Act require the Company to include in its proxy statement a separate non-binding advisory vote regarding the frequency with which the vote on NEO compensation should be held. This advisory vote, commonly known as a “Frequency” vote, provides stockholders the opportunity to express their views about how frequently (but at least once every three years) the Company should conduct a Say-on-Pay vote.

A stockholder may vote for a Frequency vote on which to vote the Company’s NEO compensation to be held “EVERY ONE YEAR,” “EVERY TWO YEARS” OR “EVERY THREE YEARS,” or may “ABSTAIN” from voting. Approval of this proposal requires the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote. In the event that no option receives a majority of the votes cast, the Company will consider the option that receives the most votes to be the option selected by stockholders. The results of the Frequency vote will be advisory and will not be binding upon the Company or the Board of Directors. However, the Board of Directors values the views of the Company’s stockholders, and will review the Frequency voting results and take them into consideration when determining how frequently to conduct future Say-on-Pay votes. In addition, the Company will disclose the Frequency vote decision as required by the SEC.

The Company asks that the stockholders indicate their support for holding the Frequency vote on executive compensation every year. The Board of Directors believes this approach will align more closely with the interests of stockholders by providing stockholders with an opportunity to react promptly to emerging trends in compensation, and providing the Board of Directors and Compensation and Development Committee with an opportunity to evaluate the compensation decisions in light of yearly feedback from stockholders. The Board of Directors is also committed to excellence in corporate governance and believes that an annual vote provides the most current feedback from, and direct communication and clarity with, the stockholders.

Based on the above, the Company requests that the stockholders indicate their support for holding the advisory vote on executive compensation every year.

PROPOSAL: The Board of Directors recommends that the stockholders vote for the Company to conduct an advisory vote on NEO compensation EVERY ONE YEAR.

AUDIT COMMITTEE REPORT

In 2016, the Company’s Audit Committee was comprised of the following Non-Employee Directors: Mr. Boyce, Mr. Dearth, Dr. Delgado, Mr. Lawton, Ms. Reed and Mr. Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2016, Mr. Wehmer served as Chairman of the Audit Committee.

The Audit Committee has:

(a)

reviewed and discussed with management and Deloitte & Touche LLP (“Deloitte”), the independent registered public accounting firm appointed by the Board of Directors, the Company’s audited financial statements as of and for the year ended December 31, 2016;

(b)

discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees;

(c)

received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence; and

(d)	considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements as of and for the year ended December 31, 2016, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Michael R. Boyce
Randall S. Dearth
Joaquin Delgado
Gregory E. Lawton
Jan Stern Reed
Edward J. Wehmer

AUDIT COMMITTEE

The information contained in the Report of the Audit Committee above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

PROPOSAL NO. 4: RATIFY APPOINTMENT OF DELOITTE & TOUCHE LLP

Upon the recommendation of the Audit Committee, the Board of Directors has selected Deloitte as the independent registered public accounting firm for the Company for 2017. In connection with the audits for the two most recent fiscal years, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in connection with its report on the financial statements of the Company for such time periods. Also during those time periods, there have been no “reportable events,” as such term is used in Item 304(a)(1)(v) of Regulation S-K.

Deloitte’s reports on the financial statements of the Company for the last two years contained neither an adverse opinion nor a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Representatives of Deloitte are expected to be present at the 2017 Annual Meeting of Stockholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from the stockholders.

Stockholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for 2017 is not required by our By-laws or otherwise. However, the Board of Directors is submitting the selection of Deloitte for stockholder ratification as a matter of good corporate governance practice. The Audit Committee will take the results of the stockholder vote regarding Deloitte’s appointment into consideration in future deliberations. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

PROPOSAL: Upon the recommendation of the Audit Committee, the Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte as the independent registered public accounting firm for the Company and its subsidiaries for fiscal year 2017.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended December 31, 2016, and December 31, 2015, and fees billed for other services rendered by Deloitte during those periods:

	2016	2015

Audit Fees (a)	$1,379,100	$1,352,500
Audit-Related Fees (b)	—	—
Tax Fees (c)	$243,800	$282,300
All Other Fees (d)	$2,600	$2,600
Total	$1,625,500	$1,637,400

(a)

Audit services consist of the audit of the Company’s annual consolidated financial statements, the review of the Company’s quarterly consolidated financial statements, the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, and foreign statutory audits.

(b)	There were no Audit-Related Fees in 2015 or 2016.
(c)	Tax Fees for 2015 and 2016 consist of tax advisory services, assistance with tax return filings in certain foreign jurisdictions, and preparation of expatriate tax returns.
(d)	All Other Fees consist of an annual subscription fee for an online accounting research tool licensed from Deloitte in 2015 and 2016.

Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring the pre-approval of all audit, audit-related, and permissible non-audit services provided by the independent registered public accounting firm. A copy of this policy is available at no charge upon written request to the Secretary of the Company. The policy provides guidance to management as to the specific services that the independent registered public accounting firm may perform for the Company. The policy requires that a description of the services expected to be performed by the independent registered public accounting firm, together with an estimate of fees, be provided to the Audit Committee for approval on an annual basis. The scope of these services is carefully considered by the Audit Committee to ensure such services are consistent with the rules of the SEC on auditor independence.

Any requests for audit, audit-related, and non-audit services not previously authorized must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled Audit Committee meetings. However, the policy delegates to the Chairman of the Audit Committee the authority to grant specific pre-approval between meetings provided that the Chairman reports any pre-approval decision to the Audit Committee at its next regularly scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

All of the services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, if any, were approved by the Audit Committee in accordance with its pre-approval requirements.

2018 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

In order for proposals from Company stockholders to be included in the Proxy Statement and Form of Proxy for the 2018 Annual Meeting of Stockholders in accordance with SEC Rule 14a-8, the Company must receive the proposals at its administrative offices at Edens Expressway and Winnetka Road, Northfield, Illinois 60093, no later than November 24, 2017.

A stockholder that intends to nominate a candidate for election as a director or to present business at the 2018 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s By-laws. Among other things, a stockholder must give written notice containing the information required by the Company’s By-laws, which must be received by the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2017 Annual Meeting of Stockholders is scheduled for April 25, 2017, the Company’s Secretary must receive the requisite notice and information for a nomination of a candidate for director or a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than January 25, 2018.

In the event the 2018 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary date of the 2017 Annual Meeting of Stockholders, then the foregoing notices required by the Company’s By-laws, to be timely, must be received not later than the close of business on the tenth day following the date on which notice of the 2018 Annual Meeting of Stockholders is first given to stockholders or public disclosure of such meeting is made, whichever first occurs.

COMMUNICATIONS FOR ALL INTERESTED PARTIES

All interested parties may communicate directly with the Board of Directors, Non-Employee Directors or specified Directors of the Company by submitting all communications in writing to the Chairman of the Nominating and Corporate Governance Committee, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The Secretary delivers all correspondence to the Chairman of the Nominating and Corporate Governance Committee without first screening the correspondence.

ANNUAL REPORT TO STOCKHOLDERS

The Company has filed an Annual Report on Form 10-K for the year ended December 31, 2016 with the SEC. Stockholders may obtain, free of charge, a copy of the 2016 Annual Report on Form 10-K by writing to Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. Copies of exhibits will be provided upon request and payment of a nominal fee equal to the Company’s expense in furnishing such exhibits.  The Company’s 2016 Annual Report on Form 10-K is also available at http://www.edocumentview.com/SCL.

By order of the Board of Directors,

JENNIFER ANSBRO HALE
Secretary

Northfield, Illinois
March 24, 2017

Appendix A

Explanations of GAAP and Non-GAAP Financial Measures

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items. Internally, the Company uses certain non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. In addition, the Compensation and Development Committee of the Company’s Board of Directors uses certain non-GAAP measures as targets under the Company’s short-term and long-term incentive compensation programs. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Non-GAAP Adjusted Net Income

The following table reconciles the Company’s “as reported” results to “adjusted” results used for incentive plan evaluation purposes. The cumulative tax effect of the adjustment items was calculated using the statutory tax rates for the jurisdictions in which the transaction occurred.

	Twelve Months Ended December 31,
(In millions)	2016	2015

Net Income Attributable to the Company as Reported	$86.2	$76.0
Deferred Compensation Expense (Income)	16.1	5.6
Business Restructuring and Asset Impairments	7.1	—
Contract Termination Settlement	(4.3)	—
Environmental Remediation Expense	—	0.5
Gain on Divestiture of Product Line	—	(2.9)
TIORCO JV Dissolution	—	2.4
Cumulative Tax Effect on Above Adjustment Items	(6.9)	(2.2)
Adjusted Net Income	$98.2	$79.4

Definition of Non-GAAP Corporate Net Income

To calculate the 2016 Corporate Net Income incentive compensation performance metric, the Company made adjustments to Adjusted Net Income (calculated as described above) to add back the following non-recurring or non-operational items:  accelerated depreciation associated with the closure of the Company’s Longford Mills manufacturing facility, payments on the vesting of cash-settled SARs, changes to the Company’s legal reserve and the net loss associated with an acquisition (collectively, the “Corporate Net Income Adjustments”).

Definition of Non-GAAP Corporate Free Cash Flow

To calculate the 2016 Corporate Free Cash Flow incentive compensation performance metric, the Company subtracted expenditures for property, plant and equipment and dividends paid from the net cash provided by operating activities, each as reported in accordance with GAAP.

Definition of Non-GAAP Return on Invested Capital

To calculate the 2016 Return on Invested Capital incentive compensation performance metric, the Company divided net operating profit after taxes (“NOPAT”) by invested capital. The Company calculated NOPAT by adding the Corporate Net Income Adjustments to pre-tax income and subtracting the effect of income taxes. The Company calculated invested capital by adding the 12‑month average trade accounts receivable balance to the 12-month average FIFO inventory balance and subtracting the 12‑month average trade accounts payable balance plus the January 1, 2016 fixed assets balance.

A-1

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy card, you may choose one of the voting methods outlined below.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 24, 2017.

Vote by Internet

•  Go to www.investorvote.com/SCL

•  Or scan the QR code with your smartphone

•  Follow the steps outlined on the secure website

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada on a touch tone telephone

•  Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 4 and every 1 YEAR for Proposal 3.

1.	Election of two directors:	For	Against	Abstain		For	Against	Abstain
	01 – Joaquin Delgado	☐	☐	☐	02 – F. Quinn Stepan, Jr.	☐	☐	☐

			For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.		☐	☐	☐
		1 Year	2 Years	3 Years	Abstain
3.	Advisory vote on the frequency of voting on named executive officer compensation.	☐	☐	☐	☐
			For	Against	Abstain
4.	Ratify the appointment of Deloitte & Touche LLP as Stepan Company’s independent registered public accounting firm for 2017.		☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. Please date and sign below.

Please date and sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of Stockholders.

The Notice of Annual Meeting, Proxy Statement, Proxy Card,

2016 Annual Report and 2016 Form 10-K are available at:

www.edocumentview.com/SCL

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Stepan Company

Notice of Annual Meeting of Stockholders to be held April 25, 2017

This proxy is solicited on behalf of the Company’s Board of Directors

The undersigned hereby appoints Scott D. Beamer and Jennifer Ansbro Hale, or either of them (the “Proxies”), with full power of substitution, to represent and vote all shares that the undersigned is entitled to vote at the annual meeting of stockholders of STEPAN COMPANY on April 25, 2017, or at any adjournment thereof.

Your shares will be voted in the manner directed herein. If no direction is made, your shares will be voted FOR all nominees and FOR Proposals 2 and 4 and every 1 year for Proposal 3.

The Proxies are authorized to vote in their discretion on such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)